The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and Lehman Brothers Holdings is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                Filed Pursuant to Rule 424(B)(2)
                                                      Registration No. 033-53651
                  SUBJECT TO COMPLETION -- DATED MAY 29, 2001

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 17, 1998)
--------------------------------------------------------------------------------

                                  $25,000,000
                         LEHMAN BROTHERS HOLDINGS INC.
           Prudential Research Universe Diversified Equity Notes(SM)
                      PRUDENTS(SM) Due December   , 2004*
   -------------------------------------------------------------------------

GENERAL:

- PRUDENTS(SM) are senior unsecured debt securities of Lehman Brothers Holdings.

- The underlying basket is composed of twenty publicly traded common stocks and other equity securities selected by Prudential Securities Investment Policy Committee, based on recommendations from the Prudential Securities Equity Research Department. Prudential Securities Investment Policy Committee has selected a basket of common stocks and other equity securities that it believes to be an attractive investment over the term of the notes.

- Minimum initial investment: $1,000.

- Stated maturity date: December   , 2004*, subject to postponement if a market
  disruption event occurs.

- Application will be made to list the notes on the American Stock Exchange.

PAYMENTS:

- No interest or other payments will be made prior to the stated maturity date.

- On the stated maturity date, Lehman Brothers Holdings will pay to you, per $1,000 note, the greater of:

    (1) $1,000; and

    (2) the alternative redemption amount.

    The alternative redemption amount is equal to the product of:

    (1) $1,000; and

    (2) the average level of the underlying basket, calculated as set forth below, divided by 100, which is the initial level of the underlying basket.

The average level of the underlying basket is equal to the arithmetic average of the levels of the underlying basket on fourteen quarterly dates during the term of the notes.

If any of these dates is not a business day, the level of the underlying basket on the next date on which the level of the underlying basket can be calculated will be used.

At stated maturity, you will receive an amount per $1,000 note equal to at least $1,000.

* Lehman Brothers Holdings currently estimates that the stated maturity date will be between October 1, 2004 and January 31, 2005. All references to the stated maturity date in this prospectus supplement will mean this estimated range.

                                                                PER NOTE              TOTAL
Public offering price....................................                %        $
Underwriting discounts and commissions...................                %        $
Proceeds, before expenses, to Lehman Brothers Holdings...                %        $

SEE "RISK FACTORS" ON PAGES S-8 TO S-11 FOR FACTORS THAT SHOULD BE CONSIDERED BEFORE INVESTING IN THE NOTES.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about       , 2001.

PRUDENTIAL SECURITIES                                            LEHMAN BROTHERS

             , 2001

"Prudential Research Universe Diversified Equity Notes" and "PRUDENTS" are service marks of Prudential Securities.

                               TABLE OF CONTENTS

                                       PAGE
                                     --------
Prospectus Supplement
---------------------------------------------
Forward-Looking Statements.........     S-2
Summary Information--Q&A...........     S-3
Risk Factors.......................     S-8
Use of Proceeds and Hedging........    S-12
Ratio of Earnings to Fixed
  Charges..........................    S-12
Description of the Notes...........    S-13
The Underlying Basket..............    S-19
United States Federal Income Tax
  Consequences.....................    S-26
Book-Entry Issuance................    S-29
Underwriting.......................    S-32
Experts............................    S-33
Annex A............................     A-1

                                       PAGE
                                     --------

Prospectus
---------------------------------------------
Available Information..............       2
Documents Incorporated by
  Reference........................       2
The Company........................       3
Use of Proceeds....................       3
Ratio of Earnings to Fixed
  Charges..........................       3
Description of Debt Securities.....       4
Description of Warrants............      14
Global Securities..................      21
United States Taxation.............      24
Capital Requirements...............      24
Plan of Distribution...............      24
ERISA Matters......................      26
Legal Opinions.....................      26
Independent Accountants............      26

--------------------------------------------------------------------------------

                           FORWARD-LOOKING STATEMENTS

    Some of the statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, including those relating to Lehman Brothers Holdings' strategy and other statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not historical facts but instead represent only Lehman Brothers Holdings' expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include market, credit or counterparty, liquidity, legal and operational risks. Market risks include changes in interest and foreign exchange rates and securities valuations, global economic and political trends and industry competition. Lehman Brothers Holdings' actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Lehman Brothers Holdings undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

--------------------------------------------------------------------------------

    Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

--------------------------------------------------------------------------------

    You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of the document.

                            SUMMARY INFORMATION--Q&A

    This summary highlights selected information from the prospectus supplement and the accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes, the tax consequences and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-8 to determine whether an investment in the notes is appropriate for you. For your convenience, there are references throughout this document to specific page numbers where more detailed information on some of the terms and concepts discussed can be found.

WHAT ARE THE NOTES?

    The notes are a series of senior unsecured debt securities of Lehman Brothers Holdings whose value is linked to the performance of the underlying basket. The notes will rank equally with all other unsecured debt of Lehman
Brothers Holdings except subordinated debt, and will mature on December   ,
2004, unless postponed because a market disruption event occurs. See "Description of the Notes."

WHAT IS THE UNDERLYING BASKET?

    The underlying basket is composed of twenty publicly traded common stocks and other equity securities selected by Prudential Securities Investment Policy Committee, based on recommendations from the Prudential Securities Equity Research Department. Prudential Securities Investment Policy Committee has selected a basket of common stocks and other equity securities that it believes to be an attractive investment over the term of the notes. Each of the twenty common stocks and other equity securities is assigned an initial weighting varying from 3.5% to 6.0%, such that the sum of the weightings of the twenty common stocks and other equity securities is 100%. The number of shares of each security initially included in the underlying basket is equal to the initial weighting divided by the closing price of the security on the date of this prospectus supplement. This number of shares will not change except in the event of certain extraordinary transactions involving the issuer of the shares. See "The Underlying Basket--Adjustments to the multipliers and the underlying basket."

WHAT PAYMENTS WILL I RECEIVE ON THE NOTES BEFORE THEIR MATURITY?

    None. No payments will be made on the notes before maturity.

WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL THE STATED MATURITY DATE?

    Lehman Brothers Holdings has designed the notes for investors who want to receive at least the principal amount of their investment on the stated maturity date and who also want to participate in a possible increase in the value of the underlying basket over the term of the notes. On the stated maturity date, you will receive a payment per $1,000 note equal to the greater of:

    - $1,000; and

    - the alternative redemption amount.

    As a result, if you hold the notes until the stated maturity date, you will receive no less than $1,000 per $1,000 note.

HOW WILL THE ALTERNATIVE REDEMPTION AMOUNT BE CALCULATED?

    The alternative redemption amount per $1,000 note is equal to the product of:

    (1) $1,000; and

    (2) the average level of the underlying basket, calculated as set forth below, divided by 100, which is the initial level of the underlying basket.

    The average level of the underlying basket is equal to the arithmetic average of the levels of the underlying basket on:

    September   , 2001         September   , 2002          September   , 2003          September   , 2004
    December   , 2001          December   , 2002           December   , 2003           December   , 2004
    March   , 2002             March   , 2003              March   , 2004
    June   , 2002              June   , 2003               June   , 2004

    If any of these dates is not a business day, the level of the underlying basket on the next date on which the level of the underlying basket can be calculated will be used. The level of the underlying basket will include any cash included in the underlying basket as a result of extraordinary corporate transactions involving the issuers of the common stocks. See "Description of the Notes--Determination of the alternative redemption amount" for details.

EXAMPLES OF FINAL PAYMENT AT MATURITY

    Below are four examples of hypothetical calculations of the amount payable on the stated maturity date. If you hold the notes until the stated maturity date, you will receive at least $1,000 per $1,000 note.

    EXAMPLE 1: Assuming for purposes of this example that the level of the underlying basket increases during the first seven quarters and then decreases back to its initial level by maturity and the average level of the underlying basket is 123.8.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Level of Underlying Basket

      0    1    2    3    4    5    6    7    8    9   10   11   12   13   14
     100  108  115  120  125  135  141  145  141  135  125  120  115  108  100

Quarter

  Alternative redemption
  amount per $1,000 note =   $1,000 x   123.8     = $1,238
                                         100
  Final payment at maturity = $1,238

    As a result, on the stated maturity date, you would receive $1,238 per $1,000 note because that amount is greater than the minimum amount payable of $1,000 per $1,000 note.

    EXAMPLE 2: Assuming for purposes of this example that the level of the underlying basket steadily increases from its initial level through maturity and the average level of the underlying basket is 140.3.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Level of Underlying Basket

      0    1    2    3    4    5    6    7    8    9   10   11   12   13   14
     100  108  115  118  120  125  135  141  147  150  155  156  160  164  170

Quarter

  Alternative redemption
  amount per $1,000 note =   $1,000 x   140.3     = $1,403
                                         100
  Final payment at maturity = $1,403

    As a result, on the stated maturity date, you would receive $1,403 per $1,000 note because that amount is greater than the minimum amount payable of $1,000 per $1,000 note.

    EXAMPLE 3: Assuming for purposes of this example that the level of the underlying basket decreases from its initial level through maturity and the average level of the underlying basket is 81.8.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Level of Underlying Basket

      0    1    2    3    4    5    6    7    8    9   10   11   12   13   14
     100  108  115  103   98   95   88   74   80   78   65   70   63   58   50

Quarter

  Alternative redemption
  amount per $1,000 note =   $1,000 x    81.8      = $818
                                         100
  Final payment at maturity = $1,000

    As a result, on the stated maturity date, you would receive the minimum amount payable of $1,000 per $1,000 note because that amount is greater than $818.

    EXAMPLE 4: Assuming for purposes of this example that the level of the underlying basket decreases during most of the term of the notes and then increases back above its initial level and the average level of the underlying basket is 86.6.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Level of Underlying Basket

      0    1    2    3    4    5    6    7    8    9   10   11   12   13   14
     100   94   92   88   76   80   73   70   77   80   72   80   95  110  125

Quarter

  Alternative redemption
  amount per $1,000 note =   $1,000 x    86.6      = $866
                                         100
  Final payment at maturity = $1,000

    As a result, on the stated maturity date, you would receive the minimum amount payable of $1,000 per $1,000 note because that amount is greater than $866.

    To the extent the actual average level of the underlying basket differs from the levels assumed above, the results indicated above would be different.

HOW HAS THE UNDERLYING BASKET PERFORMED HISTORICALLY?

    The table on page S-21 shows the performance of the underlying basket over the 3.5 year period commencing on September 30, 1997 and ending on March 31, 2001. This historical information is provided to help you evaluate the behavior of the underlying basket so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the underlying basket or the notes will perform in the future.

WHAT CHANGES WILL OCCUR IN THE UNDERLYING BASKET?

    Changes will not be made to the underlying basket unless an issuer whose common stock or other equity security is included in the underlying basket engages in an extraordinary transaction. For example, if an issuer is not the surviving entity in a merger, the issuer's common stock or other equity securities will be removed from the underlying basket and the underlying basket will then include equity securities of the successor entity or cash received in the merger. Any cash received will accrue interest at a rate equal to LIBOR. Also as an example, if an issuer distributes equity securities of a subsidiary to shareholders, the subsidiary's equity securities will then be added to the underlying basket. See "The Underlying Basket--Adjustments to the multiplier and the underlying basket."

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

    Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-8.

WHAT IS THE CREDIT RATING OF LEHMAN BROTHERS HOLDINGS' SENIOR DEBT SECURITIES?

    The senior unsecured debt securities of Lehman Brothers Holdings are currently rated "A" by Standard & Poor's, a division of McGraw-Hill Companies Inc., and "A2" by Moody's Investors Service. A rating is not a recommendation to purchase, hold or sell securities, since a rating does not address market price or suitability for a particular investor. A rating of debt securities addresses the likelihood of the payment of principal and interest on the securities in accordance with their terms. Lehman Brothers Holdings cannot assure you that these ratings will not be changed or withdrawn by the rating agencies.

WHAT ABOUT TAXES?

    The notes will be subject to U.S. Treasury regulations that apply to contingent payment debt instruments. As a result, even though no payments will be made on the notes before maturity, you will be subject to federal income tax on the accrual of original issue discount in respect of the notes. In addition, gain or, to some extent, loss on the sale, exchange or other disposition will generally be ordinary gain or loss. See "United States Federal Income Tax Consequences."

WHO IS LEHMAN BROTHERS HOLDINGS?

    Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high net worth clients and customers. Lehman Brothers Holdings' worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region. See "Available Information", "Documents Incorporated By Reference" and "The Company" on pages 2 and 3 of the accompanying prospectus.

WHAT IS THE ROLE OF PRUDENTIAL SECURITIES?

    Prudential Securities is the lead underwriter for the offering and sale of the notes. Prudential Securities Investment Policy Committee, based on recommendations from the Prudential Securities Equity Research Department, has selected the twenty common stocks and other equity securities which comprise the underlying basket. Prudential Securities currently does not intend to create a secondary market in the notes.

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

    Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is an underwriter for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See "Risk Factors--Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman
Brothers Inc., which will act as the calculation agent" and "Description of the Notes--Calculation agent."

    After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes, and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities, or to continue them once they are begun. Lehman Brothers Inc. actively makes a market in equity-linked notes in the ordinary course of its business.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

    Lehman Brothers Holdings will apply to list the notes on the American Stock Exchange. You should be aware that the listing of the notes on the American Stock Exchange, if accepted, will not necessarily ensure that a liquid trading market will be available for the notes.

IN WHAT FORM WILL THE NOTES BE ISSUED?

    The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your notes.

                                  RISK FACTORS

    You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference before deciding whether an investment in the notes is suitable for you in light of your particular investment objectives and financial circumstances. As described in more detail below, the trading price of the notes may vary considerably prior to the stated maturity date due, among other things, to fluctuations in the price of the common stocks and other equity securities that make up the underlying basket and other events that are difficult to predict and beyond Lehman Brothers Holdings' control.

    You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in notes in light of your particular circumstances.

    THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS HOLDINGS IN SEVERAL WAYS.

    - THE YIELD MAY BE LOWER THAN THE YIELD ON A CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY. The amount Lehman Brothers Holdings pays you on the stated maturity date may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date may be equal to or only slightly greater than $1,000 per $1,000 note, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.

    - IF THE AVERAGE LEVEL OF THE UNDERLYING BASKET IS LESS THAN 100, YOU WILL ONLY RECEIVE $1,000 PER $1,000 NOTE ON THE STATED MATURITY DATE. This may be true even if the level of the underlying basket significantly exceeds 100 at maturity or at some other time during the life of the notes because the average level of the underlying basket must be greater than 100 before the alternative redemption amount becomes greater than $1,000 per $1,000 note.

    - NO PERIODIC INTEREST WILL BE PAID ON THE NOTES, BUT YOU WILL BE REQUIRED TO INCLUDE ORIGINAL ISSUE DISCOUNT IN INCOME. No periodic payments of interest will be made on the notes. However, because the notes will be classified as contingent payment debt instruments for United States federal income tax purposes, they will be considered to be issued with original issue discount. As a result, you will be required to include the original issue discount in income during your ownership of the notes, subject to some adjustments. See "United States Federal Income Tax Consequences."

    YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU OWNED THE COMMON STOCKS OR OTHER EQUITY SECURITIES INCLUDED IN THE UNDERLYING BASKET.

    - YOUR RETURN WILL NOT REFLECT DIVIDENDS ON THE COMMON STOCKS OR OTHER EQUITY SECURITIES INCLUDED IN THE UNDERLYING BASKET. Your return on the notes will not reflect the return you would realize if you actually owned the common stocks or other equity securities included in the underlying basket and received the dividends paid on those common stocks or other equity securities. This is because the calculation agent will calculate the amount payable to you by reference to the prices of the common stocks and other equity securities included in the underlying basket without taking into consideration the value of dividends paid on those common stocks or other equity securities.

    - THE AVERAGE LEVEL OF THE UNDERLYING BASKET BASED ON QUARTERLY CALCULATION DATES MAY BE LESS THAN THE LEVEL OF THE UNDERLYING BASKET AT THE STATED MATURITY DATE OF THE NOTES OR AT OTHER TIMES DURING THE TERM OF THE
      NOTES. Because the average level of the underlying basket will be calculated based on the level of the underlying basket on fourteen quarterly dates, the level of the underlying basket at the stated maturity date or at other times during the term of the notes could be higher than the average level of the underlying basket as so calculated. This difference could be particularly large if there is a significant increase in the level of the underlying basket during the latter portion of the term of the notes.

    HISTORICAL VALUES OF THE TWENTY COMMON STOCKS AND OTHER EQUITY SECURITIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE UNDERLYING BASKET DURING THE TERM OF THE NOTES.

    The trading prices of the common stocks and other equity securities included in the underlying basket and any cash included in the underlying basket will determine the level of the underlying basket. As a result, it is impossible to predict what the level of the underlying basket will equal on the stated maturity date. Trading prices of the common stocks and other equity securities included in the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those common stocks and other equity securities themselves.

    THE VALUE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE RELATED IN COMPLEX WAYS.

    The value of the notes in the secondary market will be affected by supply and demand of the notes, the level of the underlying basket and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes prior to stated maturity may be at a discount, which could be substantial, from their principal amount, if, at that time, the level of the underlying basket is less than, equal to, or not sufficiently above the underlying basket's initial level of 100. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

    - VALUE OF THE UNDERLYING BASKET. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the amount, if any, by which the average level of the underlying basket at any given time exceeds the initial level of the underlying basket. If you decide to sell your notes when the average level of the underlying basket exceeds the initial level of the underlying basket, you may nonetheless receive substantially less than the amount that would be payable at stated maturity based on that average level of the underlying basket because of expectations that the underlying basket will continue to fluctuate until the alternative redemption amount is determined. Political, economic and other developments that affect the stocks included in the underlying basket may also affect the level of the underlying basket and, thus, the value of the notes.

    - INTEREST RATES. The trading value of the notes will be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the notes may be adversely affected, and if U.S. interest rates decrease, the trading value of the notes may be favorably affected.

    - VOLATILITY OF THE UNDERLYING BASKET. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the underlying basket changes, the trading value of the notes may be adversely affected.

    - MERGER AND ACQUISITION TRANSACTIONS. Some of the common stocks or other equity securities included in the underlying basket may be affected by mergers and acquisitions or other corporate activities, which can contribute to volatility of the underlying basket. Additionally, as a result of a merger or acquisition or other corporate activity, one or more common stocks or other equity securities included in the underlying basket may be replaced in the underlying basket with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the common stock or other equity security originally included in the underlying basket.

    - TIME REMAINING TO MATURITY. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

    - DIVIDEND YIELDS. If dividend yields on the underlying common stocks or other equity securities included in the underlying basket increase, the value of the notes may be adversely affected, since the value of the underlying basket does not incorporate the value of those payments.

    - LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND
      RESULTS. Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may adversely affect the market value of the notes.

    - ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF UNDERLYING
      COMPANIES. General economic conditions and earnings results of the companies whose common stocks and other equity securities are included in the underlying basket, and real or anticipated changes in those conditions or results may affect the market value of the notes.

    You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the level of the underlying basket. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

    LEHMAN BROTHERS HOLDINGS CANNOT CONTROL ACTIONS BY THE COMPANIES WHOSE COMMON STOCKS OR OTHER EQUITY SECURITIES ARE INCLUDED IN THE UNDERLYING BASKET.

    Actions by any company whose common stock or other equity security is part of the underlying basket may have an adverse effect on the price of the underlying security, the underlying basket and the notes. In addition, these companies are not involved in the offering of notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers Holdings' or your interests into consideration for any reason.

    THE ISSUERS OF THE SECURITIES COMPRISING THE UNDERLYING BASKET HAVE NO OBLIGATIONS WITH RESPECT TO THE NOTES.

    The issuers of the securities comprising the underlying basket will not receive any of the proceeds of the offering of the notes made hereby and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you on the stated maturity date. Lehman Brothers Holdings is solely responsible for the amount to be paid to you on the stated maturity date.

    YOU WILL NOT HAVE ANY RIGHTS IN THE SECURITIES COMPRISING THE UNDERLYING BASKET.

    Although the size of the alternative redemption amount is based upon the performance of the twenty securities comprising the underlying basket, you will have no rights in these securities, either before or at the stated maturity of the notes.

    PURCHASES AND SALES OF THE COMMON STOCKS OR OTHER EQUITY SECURITIES INCLUDED IN THE UNDERLYING BASKET BY LEHMAN BROTHERS HOLDINGS, PRUDENTIAL SECURITIES AND THEIR AFFILIATES COULD AFFECT THE PRICES OF THOSE COMMON STOCKS OR OTHER EQUITY SECURITIES OR THE LEVEL OF THE UNDERLYING BASKET.

    Lehman Brothers Holdings and its affiliates, including Lehman
Brothers Inc., and Prudential Securities and its affiliates may from time to time buy or sell the common stocks or other equity securities included in the underlying basket or derivative instruments related to those common stocks or other equity securities for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings' obligations under the notes. These transactions could affect the prices of those common stocks or other equity securities or the level of the underlying basket.

    POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS LEHMAN BROTHERS INC., WHICH WILL ACT AS THE INITIAL CALCULATION AGENT.

    Lehman Brothers Inc. will, among other things, also act as the initial calculation agent, which determines the amount you will receive on the notes, whether adjustments should be made to the multipliers and the underlying basket and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See "Description of the Notes--Payment on the stated maturity date," "--Market disruption events," "--Calculation agent" and "The Underlying Basket--Adjustments to the multipliers and the underlying basket."

    YOU WILL BE REQUIRED TO INCLUDE ORIGINAL ISSUE DISCOUNT IN INCOME.

    For U.S. federal income tax purposes, the notes will be classified as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount, which you will be required to include in income during your ownership of the notes, subject to some adjustments although you will receive no cash payments during the term of the notes. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale or other disposition of the notes. See "United States Federal Income Tax Consequences."

    INCLUSION OF ANY INDIVIDUAL SECURITY IN THE UNDERLYING BASKET IS NOT AN INVESTMENT RECOMMENDATION FOR THE ISSUER OF THAT SECURITY.

    Investors and market participants should not conclude that the inclusion of any individual security in the underlying basket is any form of investment recommendation for the issuer of that security as a stand-alone investment.

    THERE MAY NOT BE A LIQUID SECONDARY MARKET FOR THE NOTES.

    After the initial offering, Lehman Brothers Inc. intends to buy and sell notes to create a secondary market in notes, and may stabilize or maintain the market price of the notes during the initial distribution of the notes. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities, or to continue them once they are begun. Prudential Securities currently does not intend to create a secondary market in the notes. In addition, the listing of the notes on the American Stock Exchange, if accepted, will not necessarily ensure that a liquid trading market will be available for the notes.

                          USE OF PROCEEDS AND HEDGING

    An amount equal to approximately       % of the proceeds to be received by
Lehman Brothers Holdings from the sale of the notes will be used by Lehman Brothers Holdings or one or more of its subsidiaries before and immediately following the initial offering of the notes to acquire common stocks or other equity securities that make up the underlying basket. Lehman Brothers Holdings or one or more of its subsidiaries may also acquire listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, those common stocks to hedge Lehman Brothers Holdings' obligations under the notes. The balance of the proceeds will be used for general corporate purposes. See "Use of Proceeds" on page 3 of the accompanying prospectus.

    From time to time after the initial offering and prior to the maturity of the notes, depending on market conditions, including the market price of the common stocks and any other equity securities that are included in the underlying basket, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those common stocks or other equity securities or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to, those common stocks or other equity securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

    To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in the common stocks or other equity securities that make up the underlying basket, or option contracts or other derivative or synthetic instruments related to those common stocks or other equity securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the common stocks and other equity securities that are included in the underlying basket. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the price of the common stocks or other equity securities that comprise the underlying basket and, accordingly, increase or decrease the level of the underlying basket. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the common stocks or other equity securities that comprise the underlying basket, these activities could have such an effect.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table shows the ratio of consolidated earnings to fixed charges for Lehman Brothers Holdings for the periods indicated. For purposes of this table, "earnings" consist of earnings from continuing operations before income taxes and fixed charges; and "fixed charges" consist principally of interest expense, capitalized interest and the interest factor in rentals.

                     YEAR ENDED NOVEMBER 30,
-----------------------------------------------------------------   THREE MONTHS ENDED
        1996              1997       1998       1999       2000     FEBRUARY 28, 2001
        ----            --------   --------   --------   --------   ------------------
1.06                      1.07       1.07       1.12       1.14            1.12

                            DESCRIPTION OF THE NOTES

GENERAL

    You will find information about the notes in two separate documents that progressively provide more detail:

    - the accompanying prospectus; and

    - this prospectus supplement.

    Since the terms of the notes may differ from the general information Lehman Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section"Description of Debt Securities" beginning on page 4 of the accompanying prospectus. The notes are "Senior Debt" as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

    Lehman Brothers Holdings may issue up to $25,000,000 aggregate principal amount of notes. Lehman Brothers Holdings may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

    The notes will be issued in denominations of $1,000 and whole multiples of $1,000. The minimum initial investment amount is $1,000.

INTEREST

    No interest is payable on the notes or the principal amount thereof. Even though no payments will be made on the notes before maturity, you will be subject to federal income tax on the accrual of original issue discount in respect of the notes. See "United States Federal Income Tax Consequences."

PAYMENT ON THE STATED MATURITY DATE

    The notes will mature on December   , 2004, unless postponed because a
market disruption event occurs; see "--Determination of alternative redemption amount" and "--Market disruption events" below. You will be entitled to receive per note, on the stated maturity date, the greater of:

    - $1,000; and

    - the alternative redemption amount, as described below.

    If the alternative redemption amount is less than or equal to $1,000 per $1,000 note, you will receive the principal amount of $1,000 per $1,000 note on the stated maturity date.

DETERMINATION OF ALTERNATIVE REDEMPTION AMOUNT

    The alternative redemption amount per $1,000 note is equal to the product of:

    (1) $1,000; and

    (2) the average level of the underlying basket, calculated as set forth below, divided by 100, which is the initial level of the underlying basket.

    The average level of the underlying basket is equal to the arithmetic average of the levels of the underlying basket on:

    September   , 2001         September   , 2002          September   , 2003          September   , 2004
    December   , 2001          December   , 2002           December   , 2003           December   , 2004
    March   , 2002             March   , 2003              March   , 2004
    June   , 2002              June   , 2003               June   , 2004

    If any of these dates is not a business day, the level of the underlying basket on the next date on which the level of the underlying basket can be calculated will be used.

    The average level of the underlying basket will be determined by the calculation agent and will be based on the closing prices of the common stocks and other equity securities included in the underlying basket, and any cash included in the underlying basket, on the dates specified in the preceding paragraph. If, for purposes of determining the closing level of the underlying basket, a market disruption event for any underlying common stock or other equity security occurs on the day on which the closing prices are to be determined, then the price of that common stock or other equity security will initially be determined using the closing price on the previous business day on which there was not a market disruption event. The closing price that was initially determined will then be adjusted, once a market disruption event ceases to exist, to equal the average execution price an affiliate of Lehman Brothers Holdings receives upon the sale of that common stock or other equity security used to hedge Lehman Brothers Holdings' obligations under the notes. If
a market disruption event occurs on December   , 2004 (or if December   , 2004
is not a business day, on the next business day on which the level of the underlying basket can be calculated), the payment you receive on the notes will be postponed until three business days after the date that the Lehman Brothers Holdings affiliate completes such sale.

    If any of the common stocks or other equity securities included in the underlying basket are listed or traded on a bulletin board on a date specified above, the value of those common stocks or other equity securities will be determined using the average execution price that an affiliate of Lehman Brothers Holdings receives upon the sale of those common stocks or other equity securities used to hedge Lehman Brothers Holdings' obligations under the notes.

    "Closing prices" means the closing prices on the relevant exchange, trading system or market at 4:00 P.M., New York City time.

HYPOTHETICAL RETURNS

    The following table illustrates, for a range of hypothetical average levels of the underlying basket:

    - the hypothetical average level of the underlying basket;

    - the hypothetical alternative redemption amount per $1,000 note;

    - the percentage change of hypothetical alternative redemption amount over the principal amount;

    - the hypothetical total amount payable at stated maturity per $1,000 note;

    - the hypothetical pre-tax total rate of return; and

    - the hypothetical annualized pre-tax rate of return, assuming a 3.5 year maturity.

                                            PERCENTAGE CHANGE OF
      HYPOTHETICAL         HYPOTHETICAL         HYPOTHETICAL        HYPOTHETICAL                      HYPOTHETICAL
         AVERAGE            ALTERNATIVE         ALTERNATIVE         TOTAL AMOUNT      HYPOTHETICAL     ANNUALIZED
      LEVEL OF THE          REDEMPTION       REDEMPTION AMOUNT       PAYABLE AT      PRE-TAX TOTAL      PRE-TAX
       UNDERLYING             AMOUNT         OVER THE PRINCIPAL    STATED MATURITY        RATE            RATE
         BASKET           PER $1,000 NOTE          AMOUNT          PER $1,000 NOTE     OF RETURN       OF RETURN
  ---------------------   ---------------   --------------------   ---------------   --------------   ------------
            40                $  400                -60.0%             $1,000              0.0%            0.0%
            60                   600                -40.0               1,000              0.0             0.0
            80                   800                -20.0               1,000              0.0             0.0
           100                 1,000                  0.0               1,000              0.0             0.0
           120                 1,200                 20.0               1,200             20.0             5.3
           140                 1,400                 40.0               1,400             40.0            10.1
           160                 1,600                 60.0               1,600             60.0            14.4
           180                 1,800                 80.0               1,800             80.0            18.3
           200                 2,000                100.0               2,000            100.0            21.9

    The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and pre-tax rate of return will depend entirely on the actual average level of the underlying basket and the alternative redemption amount determined by the calculation agent. In particular, the actual average level of the underlying basket could be lower or higher than those reflected in the table.

    The following graph shows the total return with respect to the notes for a range of hypothetical average levels of the underlying basket.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Total Return

      0%                   MINIMUMPAYMENT
       0%
       0%
       0%
      20%
      40%
      60%
      80%
     100%  Participation in Potential Equity Appreciation

Average Level of Underlying Basket

    You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the alternative redemption amount, the return on an investment in the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

MARKET DISRUPTION EVENTS

    A market disruption event with respect to a common stock or other equity security included in the underlying basket will occur on any day if the calculation agent determines that:

    - A suspension, absence or material limitation of trading in that common stock or other equity security has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading on the primary organized U.S. exchange or trading system on which that security is traded or, in the case of a common stock or other equity security not listed or quoted in the United States, on the primary exchange, trading system or market for that security. Limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other exchange, trading system or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B may be considered material. For purposes of this prospectus supplement, "trading system" includes bulletin board services. Notwithstanding the first sentence of this paragraph, a market disruption event for a security traded on a bulletin board means a suspension, absence or material limitation of trading of that security for more than two hours or during the one hour period preceding 4:00 p.m., New York City time.

    - A suspension, absence or material limitation has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading in options contracts related to that common stock or that other equity security, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which those options contracts are traded or otherwise.

    - Information is unavailable on that date, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of that common stock or that other that equity security or in respect of options contracts related to that common stock or that other equity security, in each case traded on any major U.S. exchange or trading system or, in the case of securities of a non-U.S. issuer, traded on the primary non-U.S. exchange, trading system or market.

    For purposes of determining whether a market disruption event has occurred:

    - a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market;

    - any suspension in trading in an options contract on that common stock or that other equity security by a major securities exchange, trading system or market by reason of:

     - a price change violating limits set by such securities market,

     - an imbalance of orders relating to those contracts or

     - a disparity in bid and ask quotes relating to those contracts will constitute a market disruption event notwithstanding that the suspension or material limitation is less than two hours;

    - a suspension or material limitation on an exchange, trading system or in a market will include a suspension or material limitation of trading by one class of investors provided that the suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange, trading system or market but will not include any time when the relevant exchange, trading system or market is closed for trading as part of that exchange's, trading system's or market's regularly scheduled business hours; and

    - "close of trading" means 4:00 P.M., New York City time.

    Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

    Based on the information currently available to Lehman Brothers Holdings, on October 27, 1997, the New York Stock Exchange suspended all trading during the one-half hour period preceding the close of trading pursuant to New York Stock Exchange Rule 80B. On April 3, 1992, no trading took place on the Chicago Mercantile Exchange, because a flood that severely affected the operations of many of the CME's member institutions caused the CME to suspend trading for the entire day. On August 12, 1999, the Chicago Board of Trade suspended all trading after 2:00 p.m., New York City time, because a power failure in the Chicago downtown area caused the CBT to close an hour early. The same power failure also caused the Chicago Board Options Exchange to halt trading for a one-half hour period. On September 16, 1999, stormy weather from Hurricane Floyd led the New York Mercantile and Commodity Exchange and the New York Board of Trade to close early at noon and 1:00 p.m., respectively, New York City time. If any suspension of trading caused by similar events occurs during the term of the notes, that event could constitute a market disruption event. The existence or non-existence of such circumstances, however, is not necessarily indicative of the likelihood of those circumstances arising or not arising in the future.

CALCULATION AGENT

    Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different institution to serve as calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

    The calculation agent will determine the amount you receive at the stated maturity date of the notes. The calculation agent will determine the alternative redemption amount and whether you will receive the alternative redemption amount or the $1,000 minimum amount payable on each note.

    In addition, the calculation agent will determine:

    - the level of the underlying basket at the end of each quarterly period; see "The Underlying Basket--Maintenance of the underlying basket."

    - if adjustments are required to the multipliers or the underlying basket under various circumstances; see "The Underlying Basket--Adjustments to the multipliers and the underlying basket"; and

    - whether a market disruption event has occurred; see "Market disruption events."

    Furthermore, if the American Stock Exchange is unable to obtain certain information necessary for its daily calculation and dissemination of the level of the underlying basket, the calculation agent will provide the necessary information. See "The Underlying Basket--Maintenance of the underlying basket." For these purposes, including calculation of the alternative redemption amount, the calculation agent will use the following procedures:

    - For determining the value of a foreign common stock or other equity security included in the underlying basket as a result of a merger or consolidation or otherwise (as described in "The Underlying Basket--Adjustments to the multipliers and the underlying basket"), the calculation agent will, once a day, value the underlying security using the most recent sales price available from the primary exchange, trading system or market in the home market quoted as of 4:00 P.M., New York City time, for the foreign common stock or other equity security;

    - For determining the applicable foreign exchange conversion rate for any foreign common stock or other equity security included in the underlying basket, the calculation agent will use the appropriate official W.M. Reuters spot closing rates, if available, to convert non-U.S. traded securities prices from the respective countries' currencies to U.S. dollars. If there are several quotes, the first quoted rate in that minute will be used to calculate the underlying basket. In the event there is no such exchange rate for a country's currency at 11:00 A.M., New York City time, securities will be valued at the last available dollar cross-rate quote before 11:00 A.M., New York City time.

    - For determining the value of a common stock or other equity security that is listed or quoted on a bulletin board service, the calculation agent will:

     - when calculating the alternative redemption amount or the level of the underlying basket for the end of each quarterly period, use the average execution price that an affiliate of Lehman Brothers Holdings receives upon a sale of that common stock or other equity security used to hedge Lehman Brothers Holdings' obligations under the notes; and

     - when calculating the value of the underlying basket each day, the calculation agent will use the average of the midpoint of the bid and ask prices provided by three market makers in that common stock or other equity security.

    The calculation agent will normally obtain the bid and ask prices promptly upon the opening of trading on that day.

    - For determining the value of other property, an equity security that is not traded or listed on an exchange, trading system or market or a non-equity security if an event occurs as described in "The Underlying Basket--Adjustments to the multiplier and the underlying basket," the calculation agent will determine, as soon as reasonably practicable after the date the property or security is received, the fair market value of that property or security based on the average execution price that an affiliate of Lehman Brothers Holdings receives upon a sale of that property or security used to hedge Lehman Brothers Holdings' obligations under the notes.

    - For determining the value of any common stock or other equity security included in the underlying basket, the "close of business" or "at closing" means 4:00 P.M., New York City time.

    All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

EVENTS OF DEFAULT AND ACCELERATION

    If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the greater of $1,000 or the alternative redemption amount calculated as though the date of acceleration was the stated maturity date and three business days before that date was the date for determining the level of the underlying basket for the last quarterly period. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claims of the holder of a note may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was the stated maturity and three business days before that date was the date for determining the level of the underlying basket for the last quarterly period. See "Description of Debt Securities--Events of Default" beginning on page 9 of the accompanying prospectus.

                             THE UNDERLYING BASKET

    The underlying basket is composed of twenty publicly traded common stocks and other equity securities selected by Prudential Securities Investment Policy Committee, based on recommendations from the Prudential Securities Equity Research Department. Prudential Securities Investment Policy Committee has selected a basket of common stocks and other equity securities that it believes to be an attractive investment over the term of the notes, based upon its current view of economic conditions, including consumer spending and business confidence, during this period. Each of the twenty common stocks and other equity securities is assigned an initial weighting varying from 3.5% to 6.0%, such that the sum of the weightings of the twenty common stocks and other equity securities is 100%. The initial multiplier, or number of shares of each security initially included in the underlying basket, is equal to the initial weighting divided by the closing price of the security on the date of this prospectus supplement. See "--Adjustments to the multipliers and the underlying basket."

THE TWENTY COMMON STOCKS AND OTHER EQUITY SECURITIES COMPRISING THE BASKET

    The underlying basket will represent a weighted portfolio of the twenty common stocks and other equity securities in the underlying basket. The level of the underlying basket will increase or decrease depending on the performance of the common stocks and other equity securities that make up the underlying basket from time to time.

    The following graph illustrates the initial weightings of the common stocks and other equity securities in the underlying basket, aggregated by their respective industry classifications. As the values of the common stocks and other equity securities change over time, these weightings will also change, but the number of shares of each security initially included in the underlying basket will not change except in the event of certain extraordinary transactions involving the issuers of the shares. See "--Adjustments to the multipliers and the underlying basket."

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        ENERGY          15%
Information Technology  12%
Healthcare              12%
Consumer Discretionary  15%
Consumer Staples         9%
Financial Services      20%
Utilities                7%
Industrial              10%

    The twenty common stocks and other equity securities in the underlying basket, their industry group as determined by the Prudential Securities Investment Policy Committee, their principal trading markets, their principal exchange stock symbol, their initial weightings, their approximate market capitalization, the closing price for each common stock or other equity security on the date of this prospectus supplement and the initial multiplier for each common stock or other equity security are as follows:

                                                                           MAY 29, 2001                   INITIAL
                                      PRINCIPAL                               MARKET                     MULTIPLIER
                                       TRADING      STOCK      INITIAL    CAPITALIZATION     CLOSING     (NUMBER OF
COMPANY                                MARKET      SYMBOL     WEIGHTING    ($ BILLIONS)    STOCK PRICE    SHARES)
-------                               ---------   ---------   ---------   --------------   -----------   ----------
INFORMATION TECHNOLOGY--12%
Applied Materials, Inc..............  Nasdaq        AMAT       6.00%           $  42.0
Texas Instruments Incorporated......  NYSE           TXN       6.00               63.5

HEALTHCARE--12%
American Home Products Corporation..  NYSE           AHP       6.00               81.8
Amgen Inc...........................  Nasdaq        AMGN       6.00               69.8

CONSUMER DISCRETIONARY--15%
AOL Time Warner Inc.................  NYSE           AOL       5.00              219.2
General Motors Corporation..........  NYSE           GM        5.00               31.5
Wal-Mart Stores, Inc................  NYSE           WMT       5.00              228.9

CONSUMER STAPLES--9%
Colgate-Palmolive Company...........  NYSE           CL        4.50               32.7
Dreyer's Grand Ice Cream Inc........  Nasdaq        DRYR       4.50                0.8

FINANCIAL SERVICES--20%
Alliance Capital Management L.P.....  NYSE           AC        5.00                3.7
American International Group,
  Inc...............................  NYSE           AIG       5.00              191.8
Citigroup Inc.......................  NYSE            C        5.00              259.1
Fannie Mae..........................  NYSE           FNM       5.00               80.5

UTILITIES--7%
Duke Energy Corporation.............  NYSE           DUK       3.50               33.8
Enron Corp..........................  NYSE           ENE       3.50               39.6

INDUSTRIAL--10%
General Dynamics Corporation........  NYSE           GD        4.00               15.3
General Electric Company............  NYSE           GE        6.00              493.4

ENERGY--15%
Conoco Inc. (Class A)...............  NYSE          COC/A      5.00               19.6
El Paso Corporation.................  NYSE           EPG       5.00               30.6
Nabors Industries, Inc..............  AMEX           NBR       5.00                7.4
                                                                -----

TOTAL...............................                          100%

------------------------

The market capitalization and closing stock price in the table above were obtained from FactSet Research Systems Inc.

INFORMATION REGARDING THE ISSUERS OF THE COMMON STOCKS AND OTHER EQUITY SECURITIES COMPRISING THE UNDERLYING BASKET

    Annex A attached to this prospectus supplement contains certain information regarding the issuers of the securities comprising the underlying basket, as well as historical stock price information for these securities for 1999, 2000 and 2001 (through May 29).

HISTORICAL PERFORMANCE OF THE UNDERLYING BASKET

    The performance of the underlying basket over the 3.5 year period commencing on September 30, 1997 and ending on March 31, 2001 is shown below. During this period, the underlying basket realized a total rate of return of 131.8%. Assuming that the level of the underlying basket on September 30, 1997 was 100, the average of the levels of the underlying basket on the fourteen quarterly dates would have been 202.7, which would equate to a total return of 102.7% and an annualized rate of return of 22.4%. By comparison, during the same period, the S&P 500 Index realized a total return of 22.5% and an annualized rate of return of 6.0%, excluding cash dividends. The following graph presents the performance of the underlying basket during this period:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Value

        UNDERLYING BASKET  S&P 500 INDEX
Sep-97                100            100
Dec-97             100.95         102.44
Mar-98             115.66         116.31
Jun-98             124.47         119.69
Sep-98             115.25         107.36
Dec-98             165.16         129.76
Mar-99             219.91          135.8
Jun-99             208.32         144.91
Sep-99             207.12         135.41
Dec-99             266.27          155.1
Mar-00             284.62          158.2
Jun-00             272.45         153.56
Sep-00             273.32         151.65
Dec-00             252.84         139.38
1-Mar              231.83         122.49

Quarter

Note: The foregoing data was (i) calculated as if Conoco Inc. (Class A) common stock were included in the underlying basket from September of 1997 and its price were its initial offering price at all times until its initial offering in October of 1998; (ii) adjusted to reflect that holders of General Motors Corporation's common stock received (a) 0.0638 shares of Raytheon Company
Class A common stock for each share of General Motors Corporation's common stock in connection with the spin-off of Raytheon Company on January 2, 1998 and
(b) 0.6989 shares of Delphi Automotive Systems for each share of General Motors Corporation's common stock in connection with the spin-off of Delphi Automotive Systems on June 30, 1999; and (iii) adjusted to reflect any stock split or reverse stock split, extraordinary stock dividend or extraordinary stock distribution. Although the table above reflects the inclusion of Raytheon Company and Delphi Automotive Systems in the underlying basket from the dates of their respective spin-offs, these stocks are not included in the actual basket underlying the notes offered by this prospectus supplement. All information in the graph above was obtained from FactSet Research Systems Inc.

    The information above is provided to help you evaluate the historical behavior of the underlying basket so that you can make an informed decision with respect to an investment in the notes. You should realize, however, that past performance is not necessarily indicative of how the underlying basket or the notes will perform in the future.

MAINTENANCE OF THE UNDERLYING BASKET

    The underlying basket represents a portfolio of the common stocks and other equity securities of the twenty companies included in the underlying basket for the 3.5-year period. The level of the underlying basket will increase or decrease by the performance of the common stocks and other equity securities that make up the underlying basket. The level of the underlying basket will also include any cash in the underlying basket.

    The American Stock Exchange will calculate and disseminate the level of the underlying basket every 15 seconds via the Consolidated Tape Association Network
B. It will use, to the extent possible, the most recent sale prices of the underlying common stocks and other equity securities reported by the primary exchanges, trading systems or markets on which the common stocks and other equity securities are listed or traded. At the beginning of each day that the underlying basket is calculated, the initial level of the underlying basket will be the same as the closing level of the underlying basket from the previous day that the level of the underlying basket is calculated. As opening trades in the underlying common stocks and other equity securities are reported by the primary exchanges, trading systems or markets, these trades will be reflected in the published basket, to the extent possible.

    To the extent the American Stock Exchange is unable to obtain other information as to values essential to the American Stock Exchange's calculation and dissemination of the underlying basket of the above information is unable to obtained, the calculation agent will provide that information to the American Stock Exchange. See "Description of the Notes--Calculation agent" for a description of the methods the calculation agent will use to determine those values. The calculation process will continue throughout each day that the underlying basket is calculated.

    After the close of trading on each day that the underlying basket is calculated, the underlying basket will continue to be updated to reflect the effects of any corrections, cancellations or late reported sales until the time at which the New York Stock Exchange disseminates its closing summary reports showing closing prices. The closing summaries for the primary exchanges, trading system or markets will generally be considered the definitive source of closing price data when available. For purposes of determining the underlying basket levels, "close of trading" or "closing" means 4:00 P.M., New York City time.

    The underlying basket will be monitored daily for various types of corporate actions that may require an adjustment to the underlying basket. See "--Adjustments to the multipliers and the underlying basket."

    Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., and Prudential Securities or its affiliates may from time to time engage in business with one or more of the issuers of the underlying common stocks, other equity securities or with persons seeking to acquire these issuers. The services provided may include advisory services to the issuers or other persons, including merger and acquisition advisory services. In the course of its business, Lehman Brothers Holdings or its affiliates, including Lehman
Brothers Inc., and Prudential Securities or its affiliates may acquire non-public information with respect to these issuers. In addition, one or more affiliates of Lehman Brothers Holdings or Prudential Securities may publish research reports with respect to these issuers. The actions may directly adversely affect the market prices of the underlying common stock or other equity securities.

THE MULTIPLIERS FOR THE COMMON STOCKS AND OTHER EQUITY SECURITIES INCLUDED IN
  THE UNDERLYING BASKET

    The multiplier for each common stock and each other equity security included in the underlying basket will be the number of shares, or fraction of a share, of each common stock or other equity security required so that the market price of that common stock or that other equity security as of the date of this prospectus supplement is equal to the percentage of the underlying basket shown in the table on page S-20. The price used to determine the multiplier for each underlying common stock and each other equity security will be the closing price for each security on the date of this prospectus supplement. The multiplier for each security will remain constant for the term of the notes unless adjusted for the extraordinary corporate events described below. Each multiplier will be rounded at the calculation agent's discretion.

ADJUSTMENTS TO THE MULTIPLIERS AND THE UNDERLYING BASKET

    Adjustments to a multiplier and the underlying basket will be made in the circumstances described below. For purposes of these adjustments, except as noted below, any ADRs, or American Depositary Receipts, which may be included in the underlying basket as a result of a merger or consolidation or otherwise are treated like common stock if a comparable adjustment to the foreign shares underlying the ADRs is made pursuant to the terms of the depository arrangement for the ADRs or if the holders of ADRs are entitled to receive property in respect of the underlying foreign share.

    - If a common stock is subject to a stock split or reverse stock split, then once the split has become effective, the multiplier relating to the common stock will be adjusted. The multiplier will be adjusted to equal the product of the number of shares outstanding after the split with respect to each share immediately prior to effectiveness of the split and the prior multiplier.

    - If a common stock is subject to an extraordinary stock dividend or extraordinary stock distribution that is given equally to all holders of shares, then once the common stock is trading ex-dividend, the multiplier will be increased by the product of the number of shares issued with respect to one share and the prior multiplier.

    - If the issuer of a common stock, or, in the case of an ADR, the issuer of the underlying foreign share, is being liquidated or dissolved or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the common stock will continue to be included in the underlying basket so long as the primary exchange, trading system or market is reporting a market price for the common stock. If a market price, including a price on a bulletin board service, is no longer available for a common stock, then the value of the common stock will equal zero for so long as no market price is available, and no attempt will be made to find a replacement stock or increase the level of the underlying basket to compensate for the deletion of that common stock.

    - If, the issuer of a common stock, or, in the case of an ADR, the issuer of the underlying foreign share, has been subject to a merger or consolidation and is not the surviving entity and holders of the underlying common stock are entitled to receive cash, securities, other property or a combination thereof in exchange for the common stock, then the following will be included in the underlying basket:

     -- To the extent cash is received, the underlying basket will include the amount of the cash consideration at the time holders are entitled to receive the cash consideration, plus accrued interest. Interest will accrue beginning the first London business day after the day that holders are entitled to receive the cash consideration until the day that the new common stocks are chosen for the underlying basket. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

     -- To the extent that equity securities that are traded or listed on an exchange, trading system or market are received, once the exchange for the new securities has become effective, the former common stock will be removed from the underlying basket and the new securities will be added to the underlying basket. The multiplier for the new securities will equal the product of the last value of the multiplier of the original underlying common stock and the number of securities of the new security exchanged with respect to one share of the original common stock.

     -- To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) are received, the calculation agent will determine the fair market value of the securities or other property received and the underlying basket will include an amount of cash equal to the product of the multiplier and the fair market value. The underlying basket will also include accrued interest on that amount. Interest will accrue beginning the first London business day after the day that an affiliate of Lehman Brothers Holdings sells the securities or other property used to hedge Lehman Brothers Holdings' obligations under the notes until the stated maturity date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

    - If all of a common stock of an issuer is converted into or exchanged for the same or a different number of shares of any class or classes of common stock other than that common stock, whether by capital reorganization, recapitalization or reclassification, then, once the conversion has become effective, the former common stock will be removed from the underlying basket and the new common stock will be added to the underlying basket. The multiplier for each new common stock added to the underlying basket will equal the product of the last value of the multiplier of the original common stock and the number of shares of the new common stock issued with respect to one share of the original common stock.

    - If the issuer of a common stock, or, in the case of an ADR, the issuer of the underlying foreign share, issues to all of its shareholders common stock or another equity security that is traded or listed on an exchange, trading system or market of an issuer other than itself, then the new common stock or other equity security will be added to the underlying basket. The multiplier for the new common stock or other equity security will equal the product of the last value of the multiplier with respect to the original common stock and the number of shares of the new common stock or other equity security issued with respect to one share of the original underlying common stock.

    - If an ADR is no longer listed or admitted to trading on a United States securities exchange registered under the Securities Exchange Act or is no longer a security quoted on the Nasdaq Stock Market, Inc., then the foreign share underlying the ADR will be deemed to be a new common stock included in the underlying basket. The initial multiplier for that new underlying common stock will equal the last value of the multiplier for the ADR multiplied by the number of underlying foreign shares represented by a single ADR.

    - If a common stock is subject to an extraordinary dividend or an extraordinary distribution, including upon liquidation or dissolution, of cash, equity securities that are not traded or listed on an exchange, trading system or market, non-equity securities or other property of any kind which is received equally by all holders of its common stock, then the underlying basket will include the following:

     -- To the extent cash is entitled to be received, the underlying basket will include on each day after the time that the common stock trades ex-dividend until the date the cash consideration is entitled to be received, the present value of the cash to be received, discounted at a rate equal to LIBOR, with a term beginning that day and ending on the date that the cash is entitled to be received. When the cash consideration is received, the underlying basket will include the amount of the cash consideration, plus accrued interest. Interest will accrue beginning the first London business day after the day that holders receive the cash consideration until the stated maturity date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

     -- To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) are received, the calculation agent will determine the fair market value of the securities or other property received and the underlying basket will include an amount of cash equal to the product of the multiplier and the fair market value. The underlying basket will also include accrued interest on that amount. Interest will accrue beginning the first London business day after the day that an affiliate of Lehman Brothers Holdings sells the securities or other property used to hedge Lehman Brothers Holdings' obligations under the notes until the stated maturity date. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

     -- If similar corporate events occur with respect to the issuer of an equity security other than common stock that is included in the underlying basket, adjustments similar to the above will be made for that equity security. In addition, if any other corporate events occur with respect to the issuer or a common stock or other equity security included in the underlying basket, adjustments will be made to reflect the economic substance of those events.

    The payment of an ordinary cash dividend from current income or retained earnings will not result in an adjustment to the multiplier or entitle you to any cash payments.

    No adjustments of any multiplier of an underlying common stock will be required unless the adjustment would require a change of at least .1% (.001) in the multiplier then in effect. The multiplier resulting from any of the adjustments specified above will be rounded at the calculation agent's discretion.

    The notes are not sponsored, endorsed, sold or promoted by the American Stock Exchange. No inference should be drawn from the information contained in this prospectus supplement that the American Stock Exchange makes any representation or warranty, implied or express, to Lehman Brothers Holdings, you or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the underlying basket to trace general stock market performance. The American Stock Exchange is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the notes to be issued or in the determination or calculation of the amount you receive upon maturity, redemption or repurchase. The American Stock Exchange has no obligation or liability in connection with the administration, marketing or trading of the notes.

    Except with respect to the responsibility of the calculation agent to make certain calculations as described in this prospectus supplement, none of Lehman Brothers Holdings, the calculation agent or any underwriter accepts any responsibility for the calculation, maintenance or publication of the underlying basket. The American Stock Exchange disclaims all responsibility for any inaccuracies in the data on which the underlying basket is based, or any mistakes or errors or omissions in the calculation or dissemination of the underlying basket or for the manner in which the underlying basket is applied in determining the amount you receive upon maturity, redemption or repurchase.

                             UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this prospectus supplement. Except where noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note in the original issuance and at its initial offering price and does not deal with special situations. For example, this summary does not address:

    - tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or life insurance companies;

    - tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

    - tax consequences to holders of notes whose "functional currency" is not the U.S. dollar;

    - alternative minimum tax consequences, if any; or

    - any state, local or foreign tax consequences.

    The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

    If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

    If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

    The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a United States holder of notes.

    For purposes of this discussion, a United States holder is the beneficial owner of a note that is for United States federal income tax purposes:

    - a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

    - an estate the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

ACCRUAL OF INTEREST

    The Treasury regulations that apply to contingent payment debt obligations will apply to the notes. All payments on the notes will be taken into account under these Treasury regulations and actual cash payments on the notes will not be reported separately as taxable income. As discussed more fully below, the effect of these Treasury regulations will be to:

    - require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

    - result in the accrual of original issue discount by you even though you receive no cash payments until a sale, exchange or at maturity of the notes; and

    - generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the notes.

    Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the notes. In order to determine your income, these rules require Lehman Brothers Holdings to determine, as of the issue date, the comparable yield for the notes. The comparable yield of the notes will generally be the rate at which Lehman Brothers Holdings would issue a fixed rate debt instrument with terms and conditions similar to the notes.

    Lehman Brothers Holdings is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that estimates the amount and timing of contingent payments on the notes. Lehman Brothers Holdings has determined that the comparable yield is an
annual rate of   %. Based on the comparable yield, the projected payment
schedule per $1,000 note is $       due on the stated maturity date.

    THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES AND DO NOT CONSTITUTE A REPRESENTATION REGARDING THE ACTUAL AMOUNT OF THE PAYMENT ON A NOTE.

    The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt rules. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you held the note. Lehman Brothers Holdings is required to provide information returns stating the amount of original issue discount accrued on notes held of record by persons other than corporations and other exempt owners.

    If the actual payment made on the notes at maturity differs from the projected contingent payment, an adjustment will be made for the difference. A positive adjustment, for the amount by which an actual payment exceeds a projected contingent payment, will be treated as additional original issue discount. A negative adjustment will:

    - first, reduce the amount of original issue discount required to be accrued in the current year; and

    - second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the note.

    You are generally bound by the above comparable yield and projected payment schedule. However, if you believe that Lehman Brothers Holdings' projected payment schedule is unreasonable, you may set your own projected payment schedule so long as you explicitly disclose the use of, and the reason for, that schedule. Unless otherwise prescribed by the Commissioner of the Internal Revenue Service, that disclosure must be made in a statement attached to your timely filed federal income tax return for the taxable year in which a note is acquired.

SALE, EXCHANGE OR OTHER DISPOSITION OF NOTES

    In the event of a sale, exchange or redemption of a note prior to maturity, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss.

    Special rules apply in determining the tax basis of a note. Your basis in a note is generally increased by original issue discount you previously accrued on the note.

NON-UNITED STATES HOLDERS

    The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a Non-United States holder of notes. Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, foreign personal holding company or expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the U.S. federal, state, local or other tax consequences that may be relevant to you.

UNITED STATES FEDERAL WITHHOLDING TAX

    The 30% U.S. federal withholding tax will not apply to any payment on a note provided that:

    - you do not actually, or constructively, own 10% or more of the total combined voting power of all classes of Lehman Brothers Holdings voting stock within the meaning of the Code and the Treasury Regulations;

    - you are not a controlled foreign corporation that is related to Lehman Brothers Holdings through stock ownership;

    - you are not a bank whose receipt of interest on a note is described in
      Section 881(c)(3)(A) of the Code; and

    - (1) you provide your name and address on an IRS Form W-8BEN (or successor form) and certify, under penalty of perjury, that you are not a United States holder or (2) you hold your notes through certain foreign intermediaries and you satisfy the certification requirements of the applicable Treasury regulations. Special certification rules apply to certain non-United States holders that are pass-through entities rather than individuals.

    If you cannot satisfy the requirements described above, payments of interest, including original issue discount, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide Lehman Brothers Holdings with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

UNITED STATES FEDERAL INCOME TAX

    Any gain or income on a note generally will be subject to U.S. federal income tax if you are engaged in a trade or business in the United States and such gain or income on the notes is effectively connected with the conduct of that trade or business. In such case, you will be subject to U.S. federal income tax on such gain or income on a net income basis in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable treaty rate, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, effectively connected gain or income on the notes will be included in earnings and profits.

UNITED STATES FEDERAL ESTATE TAX

    Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of Lehman Brothers Holdings' voting stock, within the meaning of the Code and the Treasury Regulations, and (2) original issue discount on that note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    If you are a United States holder of notes, information reporting requirements will generally apply to all payments Lehman Brothers Holdings makes to you, unless you are an exempt recipient such as a corporation. A 31% backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to report in full interest income.

    If you are a Non-United States holder of notes, you will not be required to pay backup withholding and provide information reporting regarding payments Lehman Brothers Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge that you are a United States holder and Lehman Brothers Holdings has received from you the statement described above under "Non-United States Holders--U.S. Federal Withholding Tax." In addition, you will not be required to pay backup withholding and provide information reporting regarding the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a United States holder, or you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                              BOOK-ENTRY ISSUANCE

    The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

    Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

    When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants' records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

    The trustee for the notes will wire payments on the notes to DTC's nominee. Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

    It is DTC's current practice, upon receipt of any payment of distributions or liquidation amount, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or Lehman Brothers Holdings.

    Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

    - DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

    - Lehman Brothers Holdings decides to discontinue use of the book-entry system.

    If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

    DTC has provided Lehman Brothers Holdings with the following information:
DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

EUROCLEAR AND CLEARSTREAM

    Links have been established among DTC, Clearstream Banking, societe anonyme and Euroclear (two European book-entry depositories similar to DTC), to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

    Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

    Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in DTC.

    When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment. After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

    Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

    When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (I.E., the trade fails), proceeds credited to the Clearstream or Euroclear participant's account would instead be valued as of the actual settlement date.

                                  UNDERWRITING

    Lehman Brothers Holdings has entered into an underwriting agreement with Prudential Securities Incorporated and Lehman Brothers Inc. acting as underwriters. Lehman Brothers Holdings is obligated to sell, and the underwriters are obligated to purchase, all of the notes offered on the cover page of this prospectus supplement. Subject to certain conditions of the underwriting agreement, each underwriter has severally agreed to purchase the principal amount indicated opposite its name.

UNDERWRITERS                                                  PRINCIPAL AMOUNT
------------                                                  ----------------
Prudential Securities Incorporated..........................
Lehman Brothers Inc.........................................
                                                                -----------
    Total...................................................    $25,000,000
                                                                ===========

    The underwriters have advised Lehman Brothers Holdings that the notes will be offered to the public at the offering price indicated on the cover page of this prospectus supplement. The underwriters may allow to selected dealers a
concession not in excess of   % per note and such dealers may reallow a
concession not in excess of   % per note to certain other dealers. After the
notes are released for sale to the public, the underwriters may change the offering price and the concessions.

    Lehman Brothers Holdings estimates that it will spend approximately $ in expenses for this offering. Lehman Brothers Holdings has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.

    Lehman Brothers Inc., on behalf of the underwriters, may engage in the following activities in accordance with applicable securities rules:

    - Stabilizing and short covering; stabilizing bids to purchase the notes are permitted if they do not exceed a specified maximum price. After the distribution of notes has been completed, short covering purchases in the open market may reduce any short position. These activities may cause the price of the notes to be higher than would otherwise exist in the open market; and

    - Penalty bids permitting the underwriters to reclaim concessions from a syndicate member for the notes purchased in the stabilizing or short covering transactions.

    Such activities, which may be commenced and discontinued at any time, may be effected on the American Stock Exchange, in the over-the-counter market or otherwise. Also and prior to the pricing of the notes, and until such time when a stabilizing bid may have been made. Lehman Brothers Inc., which intends to make a market in the notes, may make bids for or purchases of notes subject to certain restrictions, known as passive market making activities. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities, or to continue them once they are begun. Prudential Securities currently does not intend to create a secondary market in the notes.

    The underwriters have informed Lehman Brothers Holdings that they do not intend to sell notes to any investor who has granted them discretionary authority.

    The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm underwriting securities of its affiliate.

    Prudential Securities facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential Advisor(SM), a full service brokerage firm program, may view offering terms, a prospectus supplement and the accompanying prospectus online and place orders through their financial advisors.

    Prudential Securities and its affiliates, in the ordinary course of their businesses, regularly engage in transactions with Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings.

    Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the notes and related offering materials in the United Kingdom, including:

    - the Public Offers of Securities Regulations 1995;

    - the Financial Services Act 1986; and

    - the Financial Services Act 1986. (Investment Advertisements) (Exemptions) Order 1996 (as amended).

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings as of November 30, 2000 and 1999, and for each of the years in the three-year period ended November 30, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and accountant's report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 2000, and incorporated by reference in this prospectus supplement. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus supplement in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

                                    ANNEX A

INFORMATION REGARDING THE ISSUERS OF THE COMMON STOCKS AND OTHER EQUITY SECURITIES COMPRISING THE UNDERLYING BASKET

    Each of the common stocks and other equity securities comprising the underlying basket, other than Fannie Mae, is registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC's website at www.sec.gov described under "Available Information" on page 2 of the accompanying prospectus. Fannie Mae common stock is exempt from registration under the Securities Exchange Act of 1934. In addition, information regarding each of the common stocks and other equity securities comprising the underlying basket may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

    The following information regarding each of the issuers of the common stocks and other equity securities comprising the underlying basket, other than Fannie Mae, is derived from reports filed by these issuers with the SEC. The information regarding Fannie Mae is derived from the company's website at www.fanniemae.com.

    Neither Lehman Brothers Holdings nor Prudential Securities makes any representation or warranty as to the accuracy or completeness of reports filed by the issuers with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.

    INFORMATION TECHNOLOGY

    APPLIED MATERIALS, INC.

    Organized in 1967, Applied Materials, Inc. develops, manufactures, markets and services semiconductor wafer fabrication equipment and related spare parts for the worldwide semiconductor industry. Customers for these products include semiconductor wafer manufacturers and semiconductor integrated circuit (or chip) manufacturers, who either use the chips they manufacture in their own products or sell them to other companies. These chips are key components in most advanced electronic products for the Internet, communications, computers and digital devices.

    TEXAS INSTRUMENTS INCORPORATED

    Texas Instruments Incorporated is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in 28 countries. The company's largest geographic markets are in the United States, Asia, Japan and Europe. The company has been in operation since 1930. Texas Instruments Incorporated is a global semiconductor company and the world's leading designer and supplier of digital signal processors and analog integrated circuits, the engines driving the digitization of electronics. These two types of semiconductor products work together in digital electronic devices such as digital cellular phones. Analog technology converts analog signals like sound, light, temperature and pressure into the digital language of zeros and ones, which can then be processed in real-time by a digital signal processor. Analog integrated circuits also translate digital signals back to analog. Digital signal processors and analog integrated circuits enable a wide range of new products and features for the company's more than 30,000 customers in commercial, industrial and consumer markets.

    The company also is a world leader in the design and manufacturing of other semiconductor products. Those products include standard logic devices, application-specific integrated circuits, reduced instruction-set computing microprocessors, microcontrollers and digital imaging devices.

    HEALTHCARE

    AMERICAN HOME PRODUCTS CORPORATION

    American Home Products Corporation is currently engaged in the discovery, development, manufacture, distribution and sale of a diversified line of products in two primary businesses: Pharmaceuticals and Consumer Health Care. Pharmaceuticals include branded and generic human ethical pharmaceuticals, biologicals, nutritional, and animal biologicals and pharmaceuticals. Principal products include women's health care products, infant nutritionals, cardiovascular products, neuroscience therapies, gastroenterology drugs, anti-infectives, vaccines, biopharmaceuticals, oncology therapies, musculoskeletal therapies and transplantation products. Principal animal health products include vaccines, pharmaceuticals, endectocides and growth implants. Consumer Health Care products include analgesics, cough/cold/allergy remedies, nutritional supplements, herbal products, and hemorrhoidal, antacid, asthma and other relief items sold over-the-counter.

    AMGEN INC.

    Amgen Inc. is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

    The company manufactures and markets four human therapeutic products, EPOGEN(R) (Epoetin alfa), NEUPOGEN(R) (Filgrastim), INFERGEN(R) (Interferon alfacon-1) and STEMGEN(R) (Ancestim). EPOGEN(R) stimulates the production of red blood cells and is marketed by the company in the United States for the treatment of anemia associated with chronic renal failure in patients on dialysis. NEUPOGEN(R) selectively stimulates the production of neutrophils, one type of white blood cell. The company markets NEUPOGEN(R) in the United States, countries of the European Union ("EU"), Canada and Australia for use in decreasing the incidence of infection in patients undergoing myelosuppressive chemotherapy. In addition, NEUPOGEN(R) is marketed in most of these countries for use in reducing the duration of neutropenia for patients undergoing myeloablative therapy followed by bone marrow transplantation, for reducing symptoms in patients with severe chronic neutropenia, for supporting peripheral blood progenitor cell ("PBPC") transplants and for reducing the recovery time of neutrophils and the duration of fever following chemotherapy treatment in patients being treated for acute myelogenous leukemia ("AML"). NEUPOGEN(R) is also marketed in the EU, Canada and Australia for use in treating neutropenia in patients infected with the human immunodeficiency virus ("HIV") receiving antiviral and/or other myelosuppressive medications. INFERGEN(R) is a non-naturally occurring type-1 interferon which stimulates the immune system to fight viral infections and is indicated for the treatment of chronic hepatitis C viral infection. The company sells INFERGEN(R) in the United States and Canada. STEMGEN(R) stimulates the production, mobilization and maturation of progenitor cells and is indicated for use in support of stem cell transplantation. The company markets STEMGEN(R) in Canada and Australia.

    CONSUMER (DISCRETIONARY)

    AOL TIME WARNER INC.

    AOL Time Warner Inc. is the world's first fully integrated, Internet-powered media and communications company. The company was formed in connection with the merger of America Online, Inc. and Time Warner Inc. which was consummated on January 2001. As a result of the merger, America Online and Time Warner each became wholly owned subsidiaries of AOL Time Warner.

    The Company classifies its business interests into the following fundamental areas:

    - America Online, consisting principally of interactive services, Web brands, Internet technologies and electronic commerce;

    - Cable, consisting principally of interests in cable television systems;

    - Filmed Entertainment, consisting principally of interests in filmed entertainment and television production;

    - Networks, consisting principally of interests in cable television and broadcast television networks;

    - Music, consisting principally of interests in recorded music and music publishing; and

    - Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing.

    GENERAL MOTORS CORPORATION

    General Motors Corporation is primarily engaged in the automotive and, through its wholly-owned Hughes subsidiary, the communications services industries. General Motors Corporation is the world's largest manufacturer of automotive vehicles. The company also has financing and insurance operations and, to a lesser extent, are engaged in other industries.

    General Motors Corporation's automotive segment is comprised of four regions: GM North America, GM Europe, GM Latin America/Africa/Mid-East, and GM Asia Pacific. GM North America designs, manufactures and markets vehicles primarily in North America under the following nameplates: Chevrolet, GMC, Buick, Saturn, Pontiac, Oldsmobile, and Cadillac. GM Europe, GM Latin America/Africa/ Mid-East, and GM Asia Pacific meet the demands of customers outside North America with vehicles designed, manufactured and marketed under the following nameplates: Opel, Holden, Saab, GMC, Buick, Vauxhall, Isuzu, Chevrolet, and Cadillac.

    The company participates in the communications services industry through its Hughes subsidiary, which is a leading global provider of digital entertainment services, information and communications services and satellite-based private business networks.

    General Motors Corporation's financing and insurance operations primarily relate to General Motors Acceptance Corporation, which provides a broad range of financial services, including consumer vehicle financing, full-service leasing and fleet leasing, dealer financing, car and truck extended service contracts, residential and commercial mortgage services, commercial vehicle and homeowner's insurance and asset-based lending. The company's other industrial operations include the design, manufacturing and marketing of locomotives and heavy-duty transmissions.

    WAL-MART STORES, INC

    Wal-Mart Stores, Inc. is principally engaged in the operation of mass merchandising stores, which serves its customers primarily through the operation of three segments.

    The company identifies segments based on management responsibility within the United States and geographically for all international units. The Wal-Mart Stores segment includes the company's discount stores, Supercenters and Neighborhood Markets in the United States and Wal-Mart.com, Inc. The SAM'S Club segment includes the warehouse membership clubs in the United States. The International segment includes all operations in Argentina, Brazil, Canada, China, Germany, Korea, Mexico, Puerto Rico and the United Kingdom. The Other segment includes McLane Company, Inc.

    CONSUMER (STAPLES)

    COLGATE-PALMOLIVE COMPANY

    Colgate-Palmolive Company is a leading consumer products company whose products are marketed in over 200 countries and territories throughout the world.

    The company manages its business in two distinct product segments: Oral, Personal and Household Care, and Pet Nutrition.

    DREYER'S GRAND ICE CREAM INC.

    Dreyer's Grand Ice Cream, Inc. manufactures and distributes premium and superpremium ice cream and other frozen dessert products. Since 1977, the company has developed from a specialty ice cream sold principally in selected San Francisco Bay Area grocery and ice cream stores to a broad line of ice cream and other frozen dessert products sold under the Dreyer's and Edy's brand names in retail outlets serving more than 89 percent of the households in the United States. The company's line of products are available in the thirteen western states, Texas and certain markets in the Far East and South America. The company's products are sold under the Edy's brand name generally throughout the remaining regions of the United States and certain markets in the Caribbean and Europe. The Dreyer's and Edy's line of ice cream and related products are distributed through a direct-store-delivery distribution network. These products are relatively expensive and are sold by the company and its independent distributors to grocery stores, convenience stores, club stores, ice cream parlors, restaurants, hotels and certain other accounts. The Dreyer's and Edy's brands enjoy strong consumer recognition and loyalty. The company also manufactures and distributes branded ice cream and frozen dessert products of other companies.

    FINANCIAL SERVICES

    ALLIANCE CAPITAL MANAGEMENT L.P.

    Alliance Capital Management L.P. provides diversified investment management and related services globally to a broad range of clients including
(a) institutional investors, consisting of unaffiliated entities such as corporate and public employee pension funds, endowment funds, domestic and foreign institutions and governments and affiliates such as AXA and its insurance company subsidiaries, by means of separate accounts, sub-advisory relationships resulting from the efforts of the institutional marketing department, structured products, group trusts and mutual funds and classes of mutual fund shares sold exclusively to institutional investors and high net worth individuals, (b) private clients, consisting of high net worth individuals, trusts and estates, charitable foundations, partnerships, private and family corporations and other entities, by means of separate accounts, hedge funds and certain other vehicles, (c) individual investors by means of publicly distributed mutual funds sponsored by the partnership, its subsidiaries and affiliated joint venture companies including cash management products such as money market funds and deposit accounts and sub-advisory relationships in respect of mutual funds sponsored by third parties resulting from the efforts of the mutual fund marketing department ("Alliance Mutual Funds") and "wrap" products, and (d) institutional investors by means of in-depth research, portfolio strategy, trading and brokerage-related services. The partnership and its subsidiaries provide investment management, distribution and shareholder and administrative services to the Alliance Mutual Funds.

    AMERICAN INTERNATIONAL GROUP, INC.

    American International Group, Inc. is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. The company's primary activities include both general and life insurance operations. Other significant activities include financial services and asset management. The principal insurance company subsidiaries are American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., New Hampshire Insurance Company, Lexington Insurance Company, The Hartford Steam Boiler Inspection and Insurance Company, Transatlantic Reinsurance Company, American International Underwriters Overseas, Ltd., American Life Insurance Company, American International Assurance Company, Limited together with American International Assurance Company (Bermuda) Limited, Nan Shan Life Insurance Company, Ltd., American International Reinsurance Company, Ltd. and United Guaranty Residential Insurance Company. The merger of SunAmerica Inc., a leading company in the retirement savings and asset accumulation business, with and into the company became effective January 1, 1999. The transaction was treated as a pooling of interests for accounting purposes. The company issued 0.855 shares of common stock in exchange for each share of SunAmerica Inc. stock outstanding at the effective time of the merger for an aggregate issuance of approximately
187.5 million shares.

    CITIGROUP INC.

    Citigroup Inc. is a diversified financial holding company whose businesses provide a broad range of financial services to consumer and corporate customers in over 100 countries and territories.

    The Company's activities are conducted through Global Consumer, Global Corporate and Investment Bank, Global Investment Management and Private Banking, Associates, and Investment Activities.

    FANNIE MAE

    Fannie Mae is a private, shareholder-owned company that works to make sure mortgage money is available for people in communities all across America. The company does not lend money directly to home buyers. Instead, it works with lenders to make sure they do not run out of mortgage funds, so more people can achieve the dream of homeownership.

    The company was created by Congress in 1938 to bolster the housing industry during the Depression. At that time, it was part of the Federal Housing Administration (FHA) and authorized to buy only FHA-insured loans to replenish lenders' supply of money.

    In 1968, it became a private company operating with private capital on a self-sustaining basis. Its role was expanded to buy mortgages beyond traditional government loan limits, reaching out to a broader cross-section of Americans.

    Today, the company operates under a congressional charter that directs it to channel its efforts into increasing the availability and affordability of homeownership for low-, moderate-, and middle-income Americans. Yet the company receives no government funding or backing, and it is one of the nation's largest taxpayers as well as one of the most consistently profitable corporations in America.

    Fannie Mae stock (FNM) today is actively traded on the New York and other exchanges and is part of the Standard and Poor's 500 Composite Stock Price Index.

    The company is the country's third largest corporation, in terms of assets, and the nation's largest provider of funds for home mortgages. With a book of business that currently exceeds 12 million mortgages, the company is one of the largest financial services corporations in the world. And with approximately 3,800 dedicated employees, the company is also one of the world's most productive corporations.

    UTILITIES

    DUKE ENERGY CORPORATION

    Duke Energy Corporation is an integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and natural gas throughout the U.S. and abroad. The company provides these and other services through seven business segments: Franchised Electric, Natural Gas Transmission, North American Wholesale Energy, International Energy, Other Energy Services, and Duke Ventures.

    ENRON CORP.

    Headquartered in Houston, Texas, Enron Corp. provides products and services related to natural gas, electricity and communications to wholesale and retail customers. Enron's operations are conducted through its subsidiaries and affiliates, which are principally engaged in:

    - the transportation of natural gas through pipelines to markets throughout the United States;

    - the generation, transmission and distribution of electricity to markets in the northwestern United States;

    - the marketing of natural gas, electricity and other commodities and related risk management and finance services worldwide;

    - the development, construction and operation of power plants, pipelines and other energy related assets worldwide;

    - the delivery and management of energy commodities and capabilities to end-use retail customers in the industrial and commercial business sectors; and

    - the development of an intelligent network platform to provide bandwidth management services and the delivery of high bandwidth communication applications.

    INDUSTRIAL

    GENERAL DYNAMICS CORPORATION

    General Dynamics Corporation is a Delaware corporation formed in 1952 as successor to the Electric Boat Company. The company's primary businesses focus on shipbuilding and marine systems, business aviation, information systems, and land and amphibious combat systems. Each of these businesses involves design, manufacturing and program management expertise, advanced technology, and integration of complex systems. The primary customers for the company's businesses are the United States military, the armed forces of allied nations, other government organizations and a diverse base of corporate and industrial buyers.

    GENERAL ELECTRIC COMPANY

    General Electric Company is one of the largest and most diversified industrial corporations in the world. The company has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, the company has developed or acquired new technologies and services that have broadened considerably the scope of its activities.

    The company's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

    The company's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., the company delivers network television services, operates television stations, and provides cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., the company offers a broad array of financial and other services including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications.

    ENERGY

    CONOCO INC.

    Conoco Inc., a major, integrated, global energy company, has three operating segments: upstream, downstream and emerging businesses. Upstream activities include exploring for, developing, producing and selling crude oil, natural gas and natural gas liquids. Downstream activities include refining crude oil and other feedstocks into petroleum products; buying and selling crude oil and refined products; and transporting, distributing and marketing petroleum products. Emerging businesses activities include the development of new businesses beyond the company's traditional operations with the potential to contribute substantially to long-term growth. The company operates in over 40 countries worldwide.

    EL PASO CORPORATION

    El Paso Corporation is a global energy company originally founded in 1928 in El Paso, Texas. For many years, the company served as a regional pipeline company conducting business mainly in the western United States. However, over the past five years, it has grown into a company whose operations span the wholesale energy value chain, from natural gas production and extraction to power generation. The company's substantial growth during this period has been accomplished through a series of strategic acquisitions, transactions, and internal growth initiatives, each of which has enhanced and improved the company's competitive abilities in the U.S. and global energy markets.

    NABORS INDUSTRIES, INC.

    Nabors Industries, Inc. is the largest land drilling contractor in the world, with over 500 land drilling rigs as of March 29, 2001. The company conducts oil, gas and geothermal land drilling operations in the US lower 48 states, Alaska and Canada, and internationally, primarily in South and Central America and the Middle East. The company also is one of the largest land well-servicing and workover contractors in the United States. The company owns and operates approximately 740 land workover and well-servicing rigs, in the southwestern and western United States, and approximately 40 well-servicing and workover rigs in certain international markets. The company also is a leading provider of offshore platform workover and drilling rigs. The company markets 43 platform, 13 jackup and three barge rigs in the Gulf of Mexico and international markets. These rigs provide well-servicing, workover and drilling services. The company owns and operates 20 of these rigs through international joint ventures in Saudi Arabia and Oman.

HISTORICAL INFORMATION ABOUT THE MARKET PRICE OF THE COMMON STOCKS AND OTHER EQUITY SECURITIES INCLUDED IN THE UNDERLYING BASKET

    The following table presents the high and low closing prices for the common stocks and other equity securities included in the underlying basket as reported on the United States national stock exchange on which each common stock or each equity security is listed during 1999, 2000 and 2001 (through May 29, 2001) and the closing price at the end of each year in 1999, 2000 and 2001 (through
May 29, 2001). All values in the table are presented in U.S. dollars. These prices are not indications of future performance. Neither Lehman Brothers Holdings nor Prudential Securities can assure you that the prices of these common stocks and other equity securities will increase enough so that the alternative redemption amount of the notes will be greater than $1,000 per $1,000 note. The historical prices below have been adjusted to reflect, in each case, any stock split or reverse stock split.

                                              1999                             2000                    2001 (THROUGH MAY 29)
                                 ------------------------------   ------------------------------   ------------------------------
COMPANY                            HIGH       LOW        LAST       HIGH       LOW        LAST       HIGH       LOW        LAST
-------------------------------  --------   --------   --------   --------   --------   --------   --------   --------   --------
Applied Materials, Inc.........   $63.84     $22.16     $63.34    $114.88     $35.38     $38.19     $58.73     $37.81     $51.85
Texas Instruments
  Incorporated.................    54.24      21.63      48.31      93.81      36.88      47.38      52.06      27.50      36.55
American Home Products
  Corporation..................    69.75      38.00      39.25      64.50      39.88      63.55      63.65      53.10      62.24
Amgen Inc......................    64.88      26.16      60.06      78.00      51.31      63.94      74.19      51.51      67.30
AOL Time Warner Inc............    94.00      35.11      75.88      83.00      34.80      34.80      56.60      32.39      51.00
General Motors Corporation.....    77.52      58.58      72.69      93.63      48.81      50.94      58.95      50.93      57.33
Wal-Mart Stores, Inc...........    69.44      39.53      69.13      68.50      43.25      53.13      58.44      46.91      51.21
Colgate-Palmolive Company......    65.00      37.53      65.00      64.81      42.75      64.55      62.50      51.00      57.98
Dreyer's Grand Ice Cream
  Inc..........................    19.69      11.50      17.00      33.56      14.44      32.25      36.75      23.38      29.39
Alliance Capital Management
  L.P..........................    33.00      24.25      29.94      53.75      29.63      50.63      58.50      38.40      51.10
American International Group,
  Inc..........................    74.46      52.00      72.08     103.69      54.29      98.56      96.88      75.12      82.23
Citigroup Inc..................    43.50      25.16      41.77      58.88      36.00      51.06      56.30      40.60      51.60
Fannie Mae.....................    75.00      59.00      62.44      87.81      48.38      86.75      84.75      72.95      80.50
Duke Energy Corporation........    32.34      23.53      25.06      44.97      23.19      42.63      47.48      32.94      43.90
Enron Corp.....................    44.38      29.50      44.38      90.00      42.50      83.13      82.00      52.20      53.05
General Dynamics Corporation...    74.81      46.94      52.75      78.00      37.00      78.00      83.65      61.00      76.50
General Electric Company.......    53.17      32.00      51.58      60.00      41.71      47.94      53.40      37.70      49.67
Conoco Inc. (Class A)..........    30.75      19.38      24.75      29.50      18.88      28.63      32.77      26.55      31.25
El Paso Corporation............    42.00      31.00      38.81      73.19      31.25      71.63      74.50      58.56      60.09
Nabors Industries, Inc.........    31.19      10.81      30.94      59.58      28.81      59.15      62.51      47.52      50.20

--------------------------

All information in the table above was obtained from Bloomberg L.P.

PROSPECTUS

                         LEHMAN BROTHERS HOLDINGS INC.
               DEBT SECURITIES, DEBT WARRANTS, CURRENCY WARRANTS,
                   INDEX WARRANTS AND INTEREST RATE WARRANTS
                                ----------------

    Lehman Brothers Holdings Inc. ("Holdings") may offer from time to time (i) unsecured debt securities (the "Debt Securities") consisting of debentures, notes and/or other evidences of indebtedness, (ii) warrants to purchase Debt Securities ("Debt Warrants"), (iii) warrants entitling the holders thereof to receive from Holdings, upon exercise, the cash value of the right to purchase ("Currency Call Warrants") and to sell ("Currency Put Warrants" and, together with the Currency Call Warrants, the "Currency Warrants") a certain amount of one currency or currency unit for a certain amount of a different currency or currency unit, all as shall be designated by Holdings at the time of offering,
(iv) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases ("Index Put Warrants") or increases ("Index Call Warrants") in the level of a specified index (an "Index") which may be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, or determined by reference to the differential between any two Indices ("Index Spread Warrants" and, together with the Index Put Warrants and the Index Call Warrants, the "Index Warrants") and (v) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases ("Interest Rate Put Warrants") or increases ("Interest Rate Call Warrants" and, together with the Interest Rate Put Warrants, the "Interest Rate Warrants") in the yield or closing price of one or more specified debt instruments issued either by the United States government or by a foreign government (the "Debt Instrument"), in the interest rate or interest rate swap rate established from time to time by one or more specified financial institutions (the "Rate") or in any specified combination of Debt Instruments and/or Rates, for aggregate proceeds of up to U.S.$497,131,485, or the equivalent thereof in one or more foreign currencies or foreign currency units (such amount being the aggregate proceeds to Holdings from all Debt Securities, Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants (collectively, the "Securities") issued and the exercise price of any Debt Securities issuable upon the exercise of any Debt Warrants). The Securities may be offered either together or separately and in one or more series in amounts, at prices and on terms to be determined at the time of the offering. Unless otherwise specified in an applicable Prospectus Supplement, the Securities will be sold for, and the Debt Warrants, Currency Warrants, Index Warrants or Interest Rate Warrants (collectively, the "Warrants") will be exercisable in, United States dollars, and the principal of and interest, if any, on the Debt Securities and the cash payments, if any, in respect of the Currency Warrants, the Index Warrants and the Interest Rate Warrants will be payable in United States dollars. If this Prospectus is being delivered in connection with the offering and sale of Debt Securities, the specific designation, priority, aggregate principal amount, the currency or currency unit for which the Debt Securities may be purchased, the currency or currency unit in which the principal and interest, if any, is payable, the rate (or method of calculation) and time of payment of interest, if any, authorized denominations, maturity, any redemption terms, any listing on a securities exchange and the initial public offering price, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale are set forth in an applicable Prospectus Supplement. If this Prospectus is being delivered in connection with the offering and sale of Warrants, the specific designation, aggregate number of warrants, the currency or currency unit for which the warrants may be purchased, the currency or currency unit in which the cash settlement value or the exercise price, if applicable, is payable, the method of calculation of the cash settlement value, if applicable, the date on which such warrants become exercisable and the expiration date, provisions, if any, for the automatic exercise and/or cancellation prior to the expiration date, the initial public offering price, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale will be set forth in an applicable Prospectus Supplement.

    The Debt Securities and the Debt Warrants may be issued in registered form or bearer form with, in the case of Debt Securities, coupons attached. The Currency Warrants, Index Warrants and Interest Rate Warrants will be issued in registered form only. In addition, all or a portion of the Securities of a series may be issued in global form. Debt Securities in bearer form will be offered only outside the United States to non-United States persons and to offices located outside the United States of certain United States financial institutions. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities."

    Discussions of certain United States federal income taxation consequences to holders of Securities and certain of the risks associated with an investment in Securities will be set forth in the applicable Prospectus Supplement.
                           --------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------

    The Securities will be sold either through underwriters, dealers or agents, or directly by Holdings. The applicable Prospectus Supplement sets forth the names of any underwriters or agents (which may include Lehman Brothers Inc., a subsidiary of Holdings ("Lehman Brothers")) involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.
                           --------------------------

    This Prospectus together with the applicable Prospectus Supplement may also be used by Lehman Brothers, in connection with offers and sales of Securities related to market making transactions, by and through Lehman Brothers, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers may act as principal or agent in such transactions.

                           --------------------------

February 17, 1998

                             AVAILABLE INFORMATION

    Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC:
New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Holdings' Common Stock is listed on the New York Stock Exchange, Inc. (the "Exchange") and the Pacific Stock Exchange. Holdings' 8 3/4% Notes Due 2002 and 8.30% Quarterly Income Capital Securities Due 2035 are listed on the Exchange and Holdings' $55 Million Serial Zero Coupon Senior Notes Due May 16, 1998, Global Telecommunications Stock Upside Note Securities-SM- Due 2000 and the AMEX Hong Kong 30 Index Call Warrants Expiring 1998 and Select Technology Index Call Warrants Expiring 1998 are listed on the American Stock Exchange, Inc. and reports and other information concerning Holdings may also be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

    Holdings has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.
                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed by Holdings with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

        (1) Holdings' Annual Report on Form 10-K for the year ended November 30, 1996.

        (2) Holdings' Quarterly Report on Form 10-Q for the fiscal quarters ended February 28, 1997, May 31, 1997, and August 31, 1997.

        (3) Holdings' Current Reports on Form 8-K dated January 8, 1997, March 26, 1997, June 26, 1997, September 4, 1997, September 30, 1997, and
    January 7, 1998.

    Each document filed by Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered by an applicable Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in an applicable Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    Holdings will provide without charge to each person, including any beneficial owner of any Security, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Mary J. Capko, the Controller's Office, Lehman Brothers Holdings Inc., 3 World Financial Center, 8th Floor, New York, New York 10285 (telephone (212) 526-0660).

                                  THE COMPANY

    Lehman Brothers Holdings Inc. (together with its consolidated subsidiaries hereinafter referred to as the "Company" unless the context otherwise requires) is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin and South America and the Asia Pacific region.

    The Company's business includes capital raising for clients through securities underwriting and direct placements; corporate finance and strategic advisory services; merchant banking; securities sales and trading; institutional asset management; research; and the trading of foreign exchange, derivative products and certain commodities. The Company acts as a market maker in all major equity and fixed income products in both the domestic and international markets. Lehman Brothers is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc. ("NASD"), and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Paris, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges.

    Holdings was incorporated in Delaware on December 29, 1983. Holdings' principal executive offices are located at 3 World Financial Center, New York, New York 10285 (telephone (212) 526-7000).

                                USE OF PROCEEDS

    Except as otherwise may be set forth in an applicable Prospectus Supplement accompanying this Prospectus, Holdings intends to apply the net proceeds from the sale of the Securities for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges of the Company for each of the two years in the period ended December 31, 1993, the eleven months ended November 30, 1994, the two years ended November 30, 1996 and for the nine months ended August 31, 1997:

                                   ELEVEN MONTHS
           YEAR ENDED                  ENDED           YEAR ENDED        NINE MONTHS ENDED
          DECEMBER 31,             NOVEMBER 30,       NOVEMBER 30,          AUGUST 31,
--------------------------------   -------------   -------------------   -----------------
        1992              1993         1994          1995       1996           1997
---------------------   --------   -------------   --------   --------   -----------------
       *                  1.00          1.03         1.03       1.06            1.07

------------------------
* Earnings were inadequate to cover fixed charges and would have had to increase approximately $247 million in 1992 in order to cover the deficiency.

    In computing the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will constitute either Senior Debt (as defined below) or Subordinated Debt (as defined below) of Holdings. The Debt Securities constituting Senior Debt will be issued under an indenture, dated as of September 1, 1987, between Holdings and Citibank, N.A., Trustee, as supplemented and amended by Supplemental Indentures dated as of November 25, 1987, as of November 27, 1990, as of September 13, 1991, as of October 4, 1993 and as of October 1, 1995 (the "Senior Indenture"), and the Debt Securities constituting Subordinated Debt will be issued under an indenture between Holdings and The Chase Manhattan Bank, as successor to Chemical Bank, Trustee, as amended and supplemented by the Supplemental Indenture dated as of February 1, 1996 (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are hereinafter collectively referred to as the "Indentures" and, individually, as an "Indenture". Each Indenture will incorporate by reference certain Standard Multiple-Series Indenture Provisions, filed with the SEC on July 30, 1987 and as amended and refiled with the SEC on November 16, 1987. This Prospectus contains descriptions of all material provisions of the Indentures. The summary of such provisions of the Indentures does not purport to be complete; copies of such Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. All articles and sections of the applicable Indenture, and all capitalized terms set forth below, have the meanings specified in the applicable Indenture.

GENERAL

    Neither Indenture limits the amount of debentures, notes or other evidences of indebtedness which may be issued thereunder. Each Indenture provides that Debt Securities may be issued from time to time in one or more series. Since Holdings, as a holding company, does not have any significant assets other than the equity securities of its subsidiaries, its cash flow and consequent ability to service its debt, including the Debt Securities, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any interest or principal on the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions.

    Since the Debt Securities will be obligations of a holding company, the ability of holders of the Debt Securities to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

    Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered thereby: (1) the title of such Debt Securities and whether such Debt Securities will be Senior Debt or Subordinated Debt; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, and if Bearer Securities are issued, whether Bearer Securities may be exchanged for Registered Securities and the circumstances and places for such exchange, if permitted; (4) whether the Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities ("Global Securities") in registered or bearer form and, if so, the identity of the depositary, if any, for such Global Security or Securities; (5) the date or dates (or manner of determining the same) on which such Debt Securities will mature; (6) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (7) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates for Debt Securities which are Registered Securities, and the extent to which, or the manner in which, any interest payable on a temporary or permanent global Debt Security on an Interest Payment Date will be paid if other than in the manner described under "Global Securities" below; (8) any mandatory or optional sinking fund or analogous provisions; (9) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents", the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Denominations, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange; (10) the date, if any, after which, and the price or prices in the currency or currency unit in which, such Debt Securities are payable pursuant to any optional or mandatory redemption provision; (11) any provisions for payment of additional amounts for taxes and any provision for redemption, in the event the Company must comply with reporting requirements in respect of a Debt Security or must pay such additional amounts in respect of any Debt Security;
(12) the terms and conditions, if any, upon which the Debt Securities of such series may be repayable prior to maturity at the option of the holder thereof (which option may be conditional) and the price or prices in the currency or currency unit in which such Debt Securities are payable; (13) the denominations in which any Debt Securities which are Registered Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable if other than the denomination of $5,000; (14) the currency, currencies or currency units for which such Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and interest, if any, on such Debt Securities may be payable; (15) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on such Debt Securities; (16) the terms and conditions, if any, pursuant to which such Debt Securities may be converted or exchanged for other securities of Holdings or any other person; (17) the terms and conditions, if any, pursuant to which the principal of and premium if any, and interest, if any, on such Debt Securities are payable at the election of Holdings or the holder thereof, in securities or other property; and (18) other terms of the Debt Securities. (Section 301).

    If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be in an applicable Prospectus Supplement.

SENIOR DEBT

    The Debt Securities constituting part of the senior debt of Holdings (the "Senior Debt") will rank equally with all other unsecured debt of Holdings except Subordinated Debt.

SUBORDINATED DEBT

    The Debt Securities constituting part of the subordinated debt of Holdings (the "Subordinated Debt") will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all present or future Senior Debt. "Senior Debt" is defined to mean (a) any indebtedness for money borrowed or evidenced by bonds, notes, debentures or similar instruments, (b) indebtedness under capitalized leases,
(c) any indebtedness representing the deferred and unpaid purchase price of any property or business, and (d) all deferrals, renewals, extensions and refundings of any such indebtedness or obligation; except that the following does not constitute Senior Debt: (i) indebtedness evidenced by the Subordinated Debt,
(ii) indebtedness which is expressly made equal in right of payment with the Subordinated Debt or subordinate and subject in right of payment to the Subordinated Debt, (iii) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables or (iv) indebtedness which is subordinated to any obligation of Holdings of the type specified in clauses
(a) through (d) above. The effect of clause (iv) is that Holdings may not issue, assume or guaranty any indebtedness for money borrowed which is junior to the Senior Debt and senior to the Subordinated Debt. (Subordinated Indenture Section
1401).

    Upon the failure to pay the principal or premium, if any, on Senior Debt when due or upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, all principal thereof, interest thereon, if any, and other amounts due in connection therewith shall first be paid in full, before any payment is made on account of the principal, premium, if any, or interest, if any, on the Subordinated Debt or to acquire any of the Subordinated Debt or on account of the redemption, sinking fund or analogous provisions in the Subordinated Indenture. (Subordinated Indenture Section 1402). Upon any distribution of assets of Holdings pursuant to any dissolution, winding up, liquidation or reorganization of Holdings, payment of the principal, premium, if any, and interest, if any, on the Subordinated Debt will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt. (Subordinated Indenture Section 1403). By reason of such subordination, in the event of insolvency, creditors of Holdings who are holders of Senior Debt may recover more ratably than the holders of Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

    Unless otherwise provided with respect to a series of Debt Securities, the Debt Securities will be issuable as Registered Securities without coupons and in denominations of $1,000 or any integral multiple thereof. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Debt Securities of the series to be represented by such Global Security or Securities. If so provided with respect to a series of Debt Securities, Debt Securities of such series will be issuable solely as Bearer Securities with coupons attached or as both Registered Securities and Bearer Securities. (Section 201).

    In connection with the sale during the "restricted period" as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold) no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities"). A Bearer Security in definitive form (including interests in a permanent Global Security) may be delivered only if the Person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not owned by or on behalf of a United States person (as defined under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is owned by or on behalf of a United States person, that such United States person (i) acquired and holds the Bearer Security through a foreign branch of a United States financial institution, (ii) is a foreign branch of a United States financial institution purchasing for its own account or resale (and in either case, (i) or (ii), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period only to non-United States persons outside the United States (Sections 303, 304). See "Global Securities--Bearer Debt Securities" and "Limitations on Issuance of Bearer Securities."

    Registered Securities of any series (other than a Global Security) will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. (Section 305). Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities.

    Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Holdings for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in each Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Holdings has appointed each Trustee as Security Registrar under the applicable Indenture. (Section 305). If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Holdings with respect to any series of Debt Securities, Holdings may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Holdings will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. Holdings may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002).

    In the event of any redemption in part, Holdings shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305).

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Holdings may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. (Sections 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001).

No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by Holdings or the delivery by Holdings of the Bearer Security in definitive form (including interests in a permanent Global Security) (the "Certification Date"), a written certificate in the form and to the effect described under "Denominations, Registration and Transfer" is provided to Holdings. No payment with respect to any Bearer Security will be made at any office or agency of Holdings in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payment of principal of (and premium, if any) and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of Holdings' Paying Agent in the Borough of Manhattan, The City of New York if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002).

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as Holdings may designate from time to time, except that at the option of Holdings payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 305, 307, 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any instalment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 307).

    Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of each Trustee under the applicable Indenture in The City of New York will be designated as Holdings' sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and as Holdings' Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Securities) which may be issuable as Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Holdings for the Debt Securities will be named in an applicable Prospectus Supplement. Holdings may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a Paying Agent in each Place of Payment for such series, and if Debt Securities of a series may be issuable as Bearer Securities, Holdings will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The Luxembourg Stock Exchange (the "Stock Exchange") or any other stock exchange located outside the United States and such stock exchange shall so require, Holdings will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section
1002).

    All moneys paid by Holdings to a Paying Agent for the payment of principal of (and premium, if any) or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Holdings and the Holder of such Debt Security or any coupon will thereafter look only to Holdings for payment thereof. (Section 1003).

LIMITATION ON LIENS

    So long as any Debt Securities remain outstanding, unless an applicable Prospectus Supplement relating thereto provides otherwise, Holdings will not, and will not permit any Designated Subsidiary (as defined below), directly or indirectly, to create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future common stock of a Designated Subsidiary unless the Debt Securities and, if Holdings so elects, any other indebtedness of Holdings ranking at least PARI PASSU with the Debt Securities, shall be secured equally and ratably with (or prior to) such other secured indebtedness for money borrowed so long as it is outstanding. (Section 1005).

    The term "Designated Subsidiary" means any present or future consolidated subsidiary of Holdings, the consolidated net worth of which constitutes at least 5% of the consolidated net worth of Holdings. As of August 31, 1997, Holdings' Designated Subsidiaries were Lehman Brothers, Lehman Brothers Holdings PLC, Lehman Brothers UK Holdings Limited, Lehman Brothers U.K. Holdings (Delaware) Inc., Lehman Brothers International (Europe), Lehman Brothers Financial Products Inc., Lehman Brothers Special Financing Inc., Lehman Brothers Commercial Paper Inc. and Lehman Brothers Finance S.A. (Geneva).

EVENTS OF DEFAULT

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, the following are Events of Default under the Indenture with respect to Debt Securities of such series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay interest, if any, on any Debt Security of that series and any related coupons when due, continued for 30 days; (c) failure to deposit any sinking fund payment or analogous obligation, when due, continued for 30 days, in respect of any Debt Security of that series; (d) failure to perform any other covenant of Holdings in the Indenture (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization in respect of Holdings; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501). An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under the same or another Indenture. The Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium or interest, if any) if it considers such withholding to be in the interests of such Holders. (Section 602).

    If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, unless the principal of all of the Debt Securities of such series shall have already become due and payable, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of the series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained and entered, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502). For information as to waiver of defaults, see "Meetings, Modification and Waiver."

    Each Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

    Holdings will be required to furnish to each Trustee annually a statement as to the performance by Holdings of certain of its obligations under the applicable Indenture and as to any default in such performance. (Section 1006).

SATISFACTION AND DISCHARGE

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, each Indenture provides that Holdings shall be discharged from its obligations under the Debt Securities of such series (with certain exceptions) at any time prior to the Stated Maturity or redemption thereof when (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) Holdings has paid all other sums payable with respect to the Debt Securities of such series and (c) certain other conditions are met. Upon such discharge, the Holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities, and shall look only to such deposited funds or obligations for payment. (Sections 401 and 403).

DEFEASANCE OF CERTAIN OBLIGATIONS

    If the terms of the Debt Securities of any series so provide, Holdings may omit to comply with the restrictive covenants in Section 801 ("Company May Consolidate, Etc., Only on Certain Terms"), Section 1005 ("Limitations on Liens on Common Stock of Designated Subsidiaries") and any other specified covenant and any such omission with respect to such Sections shall not be an Event of Default with respect to the Debt Securities of such series, if (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series or, (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) certain other conditions are met. The obligations of Holdings under the Indenture with respect to the Debt Securities of such series, other than with respect to the covenants referred to above shall remain in full force and effect. (Section
1009).

MEETINGS, MODIFICATION AND WAIVER

    Modifications and amendments of either Indenture may be made by Holdings and the applicable Trustee with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of each series issued under such Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest, if any, on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) change any obligation of Holdings to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) adversely affect the right of repayment or repurchase, if any, at the option of the Holder, (f) reduce the amount, or postpone the date fixed for, any payment under any sinking fund or analogous provision, (g) change the currency or currency unit of payment of principal of or premium, if any, or interest, if any, on any Debt Security, (h) change or eliminate the right, if any, to elect payment in a coin or currency or currency unit other than that in which Debt Securities which are Registered Securities are denominated or stated to be payable, (i) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (j) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (k) reduce the requirements contained in either Indenture for quorum or voting, or (l) change any obligation of Holdings to maintain an office or agency in the places and for the purposes required in the applicable Indenture. (Section 902).

    The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Holdings with certain restrictive provisions of the applicable Indenture. (Section 1007). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series and any coupons appertaining thereto waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest, if any, on any Debt Security of that series or in the payment of any sinking fund instalment or analogous obligation or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513).

    Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the applicable Trustee, and also, upon request, by Holdings or Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302). Except as limited by the proviso in the second preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Outstanding Debt Securities of that series; and PROVIDED, FURTHER, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section
1304).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Holdings may, without the consent of any Holders of Outstanding Debt Securities, consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, Holdings, PROVIDED that (i) the Person (if other than Holdings) formed by such consolidation or into which Holdings is merged or which acquires or leases the assets of Holdings substantially as an entirety is organized under the laws of any United States jurisdiction and assumes Holdings' obligations on the Debt Securities and under the Indenture, (ii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) certain other conditions are met. (Section 801).

NOTICES

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, notices to Holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Stock Exchange and the Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in THE WALL STREET JOURNAL, the FINANCIAL TIMES and the LUXEMBURGER WORT. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106).

TITLE

    Title to any temporary global Debt Security or permanent global Debt Security in bearer form or any Bearer Securities and any coupons appertaining thereto will pass by delivery. Holdings, each Trustee and any agent of Holdings or the applicable Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308).

REPLACEMENT OF DEBT SECURITIES AND COUPONS

    Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by Holdings at the expense of the Holder upon surrender of such Debt Security to the applicable Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by Holdings at the expense of the Holder upon delivery to the applicable Trustee of the Debt Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to Holdings and the applicable Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the applicable Trustee and Holdings may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306).

CONCERNING THE TRUSTEES

    Business and other relationships (including other trusteeships) between, on the one hand, Holdings and its affiliates and, on the other hand, the Trustee under the Indenture pursuant to which any of the Debt Securities to which an applicable Prospectus Supplement accompanying this Prospectus relates are described in such Prospectus Supplement.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period (as defined under "Denominations, Registration and Transfer"), or delivered in definitive form in connection with a sale during the restricted period, in the United States or to United States persons other than to (a) the United States office of
(i) an international organization (as defined in Section 7701 (a)(18) of the Code), (ii) a foreign central bank (as defined in Section 895 of the Code), or
(iii) any underwriter, agent, or dealer offering or selling Bearer Securities during the restricted period (a "Distributor") pursuant to a written contract with the issuer or with another Distributor, that purchases Bearer Securities for resale or for its own account and agrees to comply with the requirements of
Section 165 (j)(3)(A), (B), or (C) of the Code, or (b) the foreign branch of a United States financial institution purchasing for its own account or for resale, which institution agrees to comply with the requirements of Section 165
(j)(3)(A), (B), or (C) of the Code. In addition, a sale of a Bearer Security may be made during the restricted period to a United States person who acquired and holds the Bearer Security on the Certification Date through a foreign branch of a United States financial institution that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code. Any Distributor (including an affiliate of a Distributor) offering or selling Bearer Securities during the restricted period must agree not to offer or sell Bearer Securities in the United States or to United States persons (except as discussed above) and must employ procedures reasonably designed to ensure that its employees or agents directly engaged in selling Bearer Securities are aware of these restrictions.

    Bearer Securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code."

    Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws. See the applicable Prospectus Supplement for a summary of material U.S. federal income tax consequences to United States persons investing in Bearer Securities.

    As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands. The term "Non-United States Holder" means any Holder which is not an United States person.

                            DESCRIPTION OF WARRANTS

    The Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants are to be issued under separate warrant agreements (each a "Warrant Agreement" and respectively a "Debt Warrant Agreement", a "Currency Warrant Agreement", an "Index Warrant Agreement" and an "Interest Rate Warrant Agreement") to be entered into between Holdings and one or more banks or trust companies, as warrant agent (each a "Warrant Agent" and respectively a "Debt Warrant Agent", a "Currency Warrant Agent", an "Index Warrant Agent" and an "Interest Rate Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered thereby. A form of each type of Warrant Agreement, including a form of warrant certificate representing each type of Warrant (each a "Warrant Certificate" and respectively a "Debt Warrant Certificate", a "Currency Warrant Certificate", an "Index Warrant Certificate" and an "Interest Rate Warrant Certificate"), reflecting the alternative provisions that may be included in the Warrant Agreements to be entered into with respect to particular offerings of Warrants, are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The descriptions contained herein of the Warrant Agreements and the Warrant Certificates and summaries of certain provisions of the Warrant Agreements and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreements and the Warrant Certificates, including the definitions therein of certain terms not otherwise defined in this Prospectus. Wherever particular sections of, or terms defined in, the Warrant Agreements are referred to, such sections or defined terms are incorporated herein by reference.

    The particular terms of each issue of Warrants, as well as any modifications or additions to the general terms of the applicable Warrant Agreement or Warrant Certificate, will be described in the Prospectus Supplement relating to such Warrants. Accordingly, for a description of the terms of a particular issue of Warrants, reference must be made to the Prospectus Supplement relating thereto and to the descriptions set forth below.

DEBT WARRANTS

    Holdings may issue, together with Debt Securities, Currency Warrants, Index Warrants or Interest Rate Warrants, or separately, Debt Warrants for the purchase of Debt Securities. If any of the Debt Warrants are sold for foreign currencies or foreign currency units or if any series of Debt Warrants is exercisable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Warrants and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    If so specified in the applicable Prospectus Supplement, the Debt Warrants may, in certain circumstances, be cancelled by Holdings prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Debt Warrants in accordance with a schedule or formula.

  GENERAL

    The Prospectus Supplement will describe the terms of any Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate amount of such Debt Warrants; (3) the initial offering price of such Debt Warrants; (4) the exercise price; (5) the currency or currency unit in which the initial offering price and/or the exercise price of such Debt Warrants is payable; (6) whether the Debt Warrants are to be issuable in registered or bearer form or both, and if in bearer form, whether such Debt Warrants may be exchanged for Debt Warrants in registered form and the circumstances and places for such exchange, if permitted; (7) if applicable, the title and terms of related Debt Securities with which such Debt Warrants are issued, the number of such Debt Warrants issued with each such Debt Security and the date, if any, on and after which such Debt Warrants and such Debt Securities will be separately transferable; (8) the title, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of all of such Debt Warrants; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise;
(10) the date on which the right to exercise such Debt Warrants shall commence and the date (the "Debt Warrant Expiration Date") on which such right shall expire; (11) any minimum number of Debt Warrants which must be exercised at any one time, other than upon automatic exercise; (12) the maximum number, if any, of such Debt Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (13) any provisions for the automatic exercise of such Debt Warrants; (14) whether and under what circumstances such Debt Warrants may be cancelled by Holdings prior to expiration; (15) any other procedures and conditions relating to the exercise of such Debt Warrants; (16) the identity of the Debt Warrant Agent; (17) any national securities exchange on which such Debt Warrants will be listed; (18) provisions, if any, for issuing such Debt Warrants in certificated form; (19) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (20) any other terms of the Debt Warrants.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and, if in registered form, may be presented for registration of transfer and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto (Section 3.1). Prior to the exercise of Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the applicable Indenture (Section 4.1).

  EXERCISE OF DEBT WARRANTS

    Unless otherwise provided in the Prospectus Supplement, each Debt Warrant will entitle the holder thereof to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby (Sections 2.1). Debt Warrants may be exercised at any time up to the close of business on the Debt Warrant Expiration Date specified in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Debt Warrant Expiration Date (or such later date to which such Debt Warrant Expiration Date may be extended by Holdings), unexercised Debt Warrants will become void (Section 2.2).

    Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, Holdings will, as soon as practicable, forward to the person entitled thereto the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants (Section 2.3).

  OTHER INFORMATION

    Other important information concerning Debt Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company".

CURRENCY WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Index Warrants or Interest Rate Warrants, or separately, Currency Warrants (a) in the form of Currency Put Warrants, entitling the owners thereof to receive from Holdings the Currency Warrant Cash Settlement Value (as shall be defined in the Prospectus Supplement) of the right to sell a specified amount of one currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Base Currency") for a specified amount of a different currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Reference Currency"), (b) in the form of Currency Call Warrants, entitling the owners thereof to receive from Holdings the Currency Warrant Cash Settlement Value of the right to purchase a specified amount of a Base Currency for a specified amount of a Reference Currency, or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Currency Warrants will set forth the formula pursuant to which the Currency Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

    The Prospectus Supplement will describe the terms of any Currency Warrants offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) the title of such Currency Warrants;
(2) the aggregate amount of such Currency Warrants; (3) the initial offering price of such Currency Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Currency Warrant Cash Settlement Value of such Currency Warrants is payable; (6) the Base Currency and the Reference Currency for such Currency Warrants; (7) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or otherwise; (8) the formula for determining the Currency Warrant Cash Settlement Value, if applicable, of each Currency Warrant;
(9) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Currency Warrants;
(10) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (11) the date on which the right to exercise such Currency Warrants shall commence and the date (the "Currency Warrant Expiration Date") on which such right shall expire; (12) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; (13) the maximum number, if any, of such Currency Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (14) any provisions for the automatic exercise of such Currency Warrants other than at expiration; (15) whether and under what circumstances such Currency Warrants may be cancelled by Holdings prior to their expiration date; (16) any other procedures and conditions relating to the exercise of such Currency Warrants; (17) the identity of the Currency Warrant Agent; (18) any national securities exchange on which such Currency Warrants will be listed; (19) provisions, if any, for issuing such Currency Warrants in certificated form; (20) if such Currency Warrants are not issued in book-entry form, the place or places at which payments in respect of such Currency Warrants are to be made by Holdings; (21) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (22) any other terms of the Currency Warrants.

    Other important information concerning Currency Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events" and "--Settlement Currency" and "--Listing".

INDEX WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Interest Rate Warrants, or separately, Index Warrants (a) in the form of Index Put Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value (as shall be defined in the Prospectus

Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Fixed Amount (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Index Value (as shall be defined in the Prospectus Supplement), (b) in the form of Index Call Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Index Value at the time of exercise exceeds the Fixed Amount, (c) in the form of Index Spread Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Reference Index Value (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Base Index Value (as shall be defined in the Prospectus Supplement) or (d) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Index Warrants will set forth the formula pursuant to which the Index Cash Settlement Value will be determined, including any multipliers, if applicable.

    The Prospectus Supplement will describe the terms of Index Warrants offered thereby, the Index Warrant Agreement relating to such Index Warrants and the Index Warrant Certificate representing such Index Warrants, including the following: (1) the title of such Index Warrants; (2) the aggregate amount of such Index Warrants; (3) the initial offering price of such Index Warrants; (4) the exercise price, if any;
(5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Index Cash Settlement Value of such Index Warrants is payable; (6) the Index or Indices for such Index Warrants, which may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign index compiled and published by a third party or an index based on one or more securities, interest rates or currencies selected by Holdings solely in connection with the issuance of such Index Warrants, and certain information regarding such Index or Indices and the underlying securities, interest rates or currencies (including, to the extent possible, the policies of the publisher of the Index with respect to additions, deletions and substitutions of such securities, interest rates or currencies); (7) whether such Index Warrants shall be Index Put Warrants, Index Call Warrants, Index Spread Warrants or otherwise;
(8) the method of providing for a substitute Index or Indices or otherwise determining the amount payable in connection with the exercise of such Index Warrants if any Index changes or ceases to be made available by its publisher;
(9) the formula for determining the Index Cash Settlement Value, if applicable, of each Index Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Index Warrants; (11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (12) the date on which the right to exercise such Index Warrants shall commence and the date (the "Index Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Index Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Index Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Index Warrants other than at expiration; (16) whether and under what circumstances such Index Warrants may be cancelled by Holdings prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Index Value, the Base Index Value or the Reference Index Value after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Index Warrants; (19) the identity of the Index Warrant Agent; (20) any national securities exchange on which such Index Warrants will be listed; (21) provisions, if any, for issuing such Index Warrants in certificated form; (22) if such Index Warrants are not issued in book-entry form, the place or places at which payments in respect of such Index Warrants are to be made by Holdings;
(23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Index Warrants.

    Other important information concerning Index Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a

Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events", "--Settlement Currency" and "--Listing".

INTEREST RATE WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Index Warrants or, separately, Interest Rate Warrants (a) in the form of Interest Rate Put Warrants, entitling the owners thereof to receive from Holdings the Interest Rate Cash Settlement Value (as shall be defined in the Prospectus Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount (as shall be defined in the Prospectus Supplement) is less than the Strike Amount (as shall be defined in the Prospectus Supplement) on the applicable valuation date following exercise,
(b) in the form of Interest Rate Call Warrants, entitling the owners thereof to receive from Holdings the Interest Rate Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount on the applicable valuation date following exercise exceeds the Strike Amount or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Interest Rate Warrants will set forth the formula pursuant to which the Interest Rate Cash Settlement Value will be determined, including any multipliers, if applicable. The Strike Amount may either be a fixed yield, price or rate of a Debt Instrument, a Rate or any combination of Debt Instruments and/or Rates or a yield, price or rate that varies during the term of the Interest Rate Warrants in accordance with a schedule or formula. The Debt Instrument will be one or more instruments specified in the applicable Prospectus Supplement issued either by the United States government or by a foreign government. The Rate will be one or more interest rates or interest rate swap rates established from time to time by one or more financial institutions specified in the applicable Prospectus Supplement.

    The Prospectus Supplement will describe the terms of Interest Rate Warrants offered thereby, the Interest Rate Warrant Agreement relating to such Interest Rate Warrants and the Interest Rate Warrant Certificate representing such Interest Rate Warrants, including the following: (1) the title of such Interest Rate Warrants, (2) the aggregate amount of such Interest Rate Warrants; (3) the initial offering price of such Interest Rate Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Interest Rate Cash Settlement Value of such Interest Rate Warrants is payable; (6) the Debt Instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the Rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield, price or rate utilized for such Interest Rate Warrants, and certain information regarding such Debt Instrument or Rate; (7) whether such Interest Rate Warrants shall be Interest Rate Put Warrants, Interest Rate Call Warrants or otherwise; (8) the Strike Amount, the method of determining the Spot Amount and the method of expressing movements in the yield or closing price of the Debt Instrument or in the level of the Rate as a cash amount in the currency in which the Interest Rate Cash Settlement Value of such Warrants is payable; (9) the formula for determining the Interest Rate Cash Settlement Value, if applicable, of each Interest Rate Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Interest Rate Warrants;
(11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (12) the date on which the right to exercise such Interest Rate Warrants shall commence and the date (the "Interest Rate Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Interest Rate Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Interest Rate Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Interest Rate Warrants other than at expiration; (16) whether and under what circumstances such Interest Rate Warrants may be cancelled by Holdings prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Spot Amount after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Interest Rate Warrants; (19) the identity of the Interest Rate Warrant Agent; (20) any national securities exchange on which such Interest Rate Warrants will be listed; (21) provisions, if any, for issuing such Interest Rate Warrants in certificated form; (22) if such Interest Rate Warrants are not issued in book-entry form, the place or places at which payments in respect of such Interest Rate Warrants are to be made by Holdings; (23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Interest Rate Warrants.

    Other important information concerning Interest Rate Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions", "--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events", "--Settlement Currency" and "--Listing".

CERTAIN ITEMS APPLICABLE TO ALL WARRANTS

  MODIFICATIONS

    Each Warrant Agreement and the terms of each issue of Warrants may be amended by Holdings and the applicable Warrant Agent, without the consent of the beneficial owners or the registered holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which Holdings may deem necessary or desirable and which will not adversely affect the interests of the beneficial owners of the then outstanding unexercised Warrants in any material respect (Section 6.1).

    Holdings and each Warrant Agent also may modify or amend the applicable Warrant Agreement and the terms of the related Warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the beneficial owners of the Warrants or reduces the percentage number of outstanding Warrants the consent of whose beneficial owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants may be made without the consent of the beneficial owners affected thereby (Section 6.1).

  MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

    If at any time there is a merger or consolidation involving Holdings or a sale, transfer, conveyance or other disposition of all or substantially all of the assets of Holdings, then in any such event the successor or assuming corporation shall succeed to and be substituted for Holdings, with the same effect as if it had been named in the applicable Warrant Agreement and in the applicable Warrants as Holdings. Holdings shall thereupon be relieved of any further obligation under such Warrant Agreement or under such Warrants, and, in the event of any such merger, consolidation, sale, transfer, conveyance or other disposition, Holdings as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated (Section 6.2 of the Debt Warrant Agreement and Section 3.2 of each other Warrant Agreement).

  ENFORCEABILITY OF RIGHTS BY BENEFICIAL OWNER; GOVERNING LAW

    Each Warrant Agent will act solely as an agent of Holdings in connection with the issuance and exercise of the applicable Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in any Warrant or with the registered holder thereof (Section 5.2). A Warrant Agent shall have no duty or responsibility in case of any default by Holdings in the performance of its obligations under the applicable Warrant Agreement or Warrant Certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon Holdings (Section 5.2). Beneficial owners may, without the consent of the applicable Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise their Warrants, to receive Debt Securities, in the case of Debt Warrants, and to receive payment, if any, for their Warrants, in the case of Currency Warrants, Index Warrants or Interest Rate Warrants (Section 4.2 of the Debt Warrant Agreement and Section
3.1 of each other Warrant Agreement). Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Warrants and the applicable Warrant Agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.5).

  UNSECURED OBLIGATIONS OF A HOLDING COMPANY

    The Warrants are unsecured obligations of Holdings and, therefore, changes in the perceived creditworthiness of Holdings may be expected to affect trading prices in Warrants. Since Holdings, as a holding company, does not have any significant assets other than the equity securities of its subsidiaries, its cash flow and consequent ability to satisfy its financial obligations, including Warrants, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amount in respect of Warrants or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions. Additionally, since Warrants will be obligations of a holding company, the ability of holders of Warrants to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

CERTAIN ITEMS APPLICABLE TO CURRENCY WARRANTS, INDEX WARRANTS AND INTEREST RATE
  WARRANTS

  EXERCISE OF WARRANTS

    Except as may otherwise be provided in the applicable Prospectus Supplement relating thereto, (a) each Currency Warrant, Index Warrant and Interest Rate Warrant will entitle the owner, upon payment of the exercise price, if any, to receive the applicable Cash Settlement Value of such Warrant, on the applicable Exercise Date, in each case as such terms will further be defined in the applicable Prospectus Supplement relating thereto (Section 2.2) and (b) if not exercised prior to 1:30 p.m., New York City time, on the Business Day preceding the applicable Warrant Expiration Date, the Warrants will be deemed automatically exercised on such Warrant Expiration Date (Section 2.3). As described below, Currency Warrants, Index Warrants and Interest Rate Warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the Currency Warrants, Index Warrants and Interest Rate Warrants will be set out in the applicable Prospectus Supplement.

  MARKET DISRUPTION AND FORCE MAJEURE EVENTS

    If so specified in the applicable Prospectus Supplement, following the occurrence of a Market Disruption Event or Force Majeure Event (as each term shall be defined therein), the Cash Settlement Value of a Currency Warrant, an Index Warrant or an Interest Rate Warrant may be determined on a different basis than under normal exercise of a Warrant or the determination of the applicable Cash Settlement Value. In addition, if so specified in the applicable Prospectus Supplement, Currency Warrants, Index Warrants and Interest Rate Warrants may, in certain circumstances, be cancelled by Holdings prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

  SETTLEMENT CURRENCY

    Currency Warrants, Index Warrants and Interest Rate Warrants will be settled only in U.S. dollars (unless settlement in a foreign currency is specified in the applicable Prospectus Supplement and is permissible under applicable law) and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of the currency, security or other instrument underlying such Warrants. If any of the Currency Warrants, Index Warrants or Interest Rate Warrants are sold for, or if the exercise price, if any, is payable in, foreign currencies or foreign currency units or if the amount payable by Holdings in respect of any series of Currency Warrants, Index Warrants or Interest Rate Warrants is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Warrants and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

  LISTING

    Unless otherwise provided in the Prospectus Supplement, each issue of Currency Warrants, Index Warrants and Interest Rate Warrants will be listed on a national securities exchange, as specified in the applicable Prospectus Supplement, subject only to official notice of issuance, as a pre-condition to the sale of any such Warrants. It may be necessary in certain circumstances for such national securities exchange to obtain the approval of the SEC in connection with any such listing. In the event that such Warrants are delisted from, or permanently suspended from trading on, such exchange, and, at or prior to such delisting or suspension, such Warrants shall not have been listed on another national securities exchange, any such Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective (Section 2.3). The applicable Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement. Holdings will notify holders of such Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Warrant Agreement will contain a covenant of Holdings not to seek delisting of such Warrants from, or permanent suspension of their trading on, such exchange (Section 2.4 of the Currency Warrant Agreement and the Interest Rate Warrant Agreement and Section 2.5 of the Index Warrant Agreement).

                               GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depository (a "Depository") identified in the Prospectus Supplement relating to such series. Global Securities representing Debt Securities or Debt Warrants may be issued in either registered or bearer form. Global Securities representing Currency Warrants, Index Warrants or Interest Rate Warrants will be issued in registered form only. Global Securities may be issued in either temporary or permanent form.

    The specific terms of the depository arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depository arrangements.

    Unless otherwise specified in an applicable Prospectus Supplement, Securities which are to be represented by a Global Security in registered form to be deposited with or on behalf of a Depository will be registered in the name of such Depository or its nominee. Upon the issuance of a Global Security in registered form, the Depository for such Global Security will credit the respective principal amounts, in the case of Debt Securities, and the respective number of warrants, in the case of Warrants represented by such Global Security to the accounts of institutions that have accounts with such Depository or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Securities or by Holdings, if such Securities are offered and sold directly by Holdings. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depository for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants, governing such Securities. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants.

    Payments in respect of Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of Holdings, the underwriters, the applicable Trustee or Warrant Agent, any Paying Agent or any Security Registrar for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Holdings expects that the Depository for a permanent Global Security in registered form, upon receipt of any payment in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depository. Holdings also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    A Global Security in registered form may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. If a Depository for a permanent Global Security in registered form is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by Holdings within 90 days, Holdings will issue Securities in definitive registered form in exchange for the Global Security representing such Securities. In addition, Holdings may at any time and in its sole discretion determine not to have any Securities in registered form represented by one or more Global Securities and, in such event, will issue Securities in definitive form in exchange for all of the Global Securities representing such Securities. Further, if Holdings so specifies with respect to the Securities of a series, an owner of a beneficial interest in a Global Security representing Securities of such series may, on terms acceptable to Holdings and the Depository for such Global Security, receive Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such Global Security equal in principal amount, in the case of Debt Securities, or number, in the case of Warrants, to such beneficial interest and to have such Securities registered in its name (if the Securities of such series are issuable as registered securities). Unless otherwise specified by Holdings, Securities of such series so issued in definitive form will be issued either as registered or bearer securities (if the Securities of such series are issuable in such form) and in authorized denominations, in the case of Debt Securities, or in authorized numbers, in the case of Warrants, as specified in the applicable Prospectus Supplement. See, however, "Description of Debt Securities--Limitations on Issuance of Bearer Securities" above for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

BEARER DEBT SECURITIES

    If so specified in an applicable Prospectus Supplement, pending the availability of a permanent Global Security, all or any portion of the Debt Securities of a series which may be issuable as bearer securities will initially be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") for credit to the designated accounts. The interests of the beneficial owner or owners in such a temporary Global Security in bearer form will be exchangeable for (i) in whole, definitive Bearer Securities, (ii) in whole, Senior Debt Securities to be represented thereafter by one or more permanent Global Securities in bearer form, without interest coupons, and/or (iii) in whole or in part, definitive Registered Securities, (the date of such exchange, the "Exchange Date"); provided, however, that if definitive Bearer Securities have previously been issued in exchange for an interest in a permanent Global Security in bearer form representing Senior Debt Securities of the same series, then interests in such Senior Debt Securities (with certain exceptions) shall only thereafter be exchangeable, in whole, for definitive Bearer Securities, definitive Registered Securities, or any combination thereof (with certain exceptions) representing Debt Securities having the same interest rate and Stated Maturity, but only upon written certification in the form and to the effect described under "Denominations, Registration and Transfer" unless such certification has been provided on an earlier interest payment date. The beneficial owner of a Debt Security represented by a permanent Global Security in bearer form may, on the applicable Exchange Date and upon 30 days' notice to the applicable Trustee given through Euroclear or Cedel, exchange its interest in whole for definitive Bearer Securities or, if specified in an applicable Prospectus Supplement, in whole or in part, for definitive Registered Securities of any authorized denomination, provided, however, that if definitive Bearer Securities are issued in partial exchange for Senior Debt Securities represented by such permanent Global Security or by a temporary Global Security in bearer form of the same series, such issuance (with certain exceptions) shall give rise to the exchange of such permanent Global Security in whole for, at the option of the Holders, definitive Bearer Securities, definitive Registered Securities, or any combination thereof. No Bearer Security delivered in exchange for a portion of a permanent Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

    Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of such a temporary Global Security in bearer form payable in respect of an Interest Payment Date occurring prior to the issuance of a permanent Global Security in bearer form will be paid to each of Euroclear and Cedel with respect to the portion of the temporary Global Security in bearer form held for its account. Each of Euroclear and Cedel will undertake in such circumstances to credit such interest received by it in respect of a temporary Global Security in bearer form to the respective accounts for which it holds such temporary Global Security in bearer form as of the relevant Interest Payment Date, but only upon receipt in each case of written certification, in the form and to the effect described under "Description of Debt Securities--Denomination, Registration and Transfer."

                             UNITED STATES TAXATION

    A summary of the material U.S. federal income tax consequences to U.S. persons investing in Securities will be set forth in the applicable Prospectus Supplement. The summary of U.S. federal income tax consequences contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Securities are urged to consult their own tax advisors prior to any acquisition of Securities.

                              CAPITAL REQUIREMENTS

    As a registered broker-dealer, Lehman Brothers is subject to the SEC's net capital rule (Rule 15c3-1, the "Net Capital Rule"), promulgated under the Exchange Act. The Exchange monitors the application of the Net Capital Rule by Lehman Brothers. Lehman Brothers computes net capital under the alternative method of the Net Capital Rule which requires the maintenance of minimum net capital, as defined. A broker-dealer may be required to reduce its business if its net capital is less than 4% of aggregate debit balances and may also be prohibited from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances. In addition, the Net Capital Rule does not allow withdrawal of subordinated capital if net capital would be less than 5% of such debit balances.

    The Net Capital Rule also limits the ability of broker-dealers to transfer large amounts of capital to parent companies and other affiliates. Under the Net Capital Rule equity capital cannot be withdrawn from a broker-dealer without the prior approval of the SEC when net capital after the withdrawal would be less than 25% of its securities positions haircuts (which are deductions from capital of certain specified percentages of the market value of securities to reflect the possibility of a market decline prior to disposition). In addition, the Net Capital Rule requires broker-dealers to notify the SEC and the appropriate self-regulatory organization two business days before a withdrawal of excess net capital if the withdrawal would exceed the greater of $500,000 or 30% of the broker-dealer's excess net capital, and two business days after a withdrawal that exceeds the greater of $500,000 or 20% of excess net capital. Finally, the Net Capital Rule authorizes the SEC to order a freeze on the transfer of capital if a broker-dealer plans a withdrawal of more than 30% of its excess net capital and the SEC believes that such a withdrawal would be detrimental to the financial integrity of the firm or would jeopardize the broker-dealer's ability to pay its customers.

    Compliance with the Net Capital Rule could limit those operations of Lehman Brothers that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict Holdings' ability to withdraw capital from Lehman Brothers which in turn could limit Holdings' ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.

    The Company is subject to other domestic and international regulatory requirements with which it is required to comply.

                              PLAN OF DISTRIBUTION

    Holdings may sell Securities in any one or more of the following ways: (i) through, or through underwriting syndicates managed by, Lehman Brothers alone or with one or more other underwriters; (ii) through one or more dealers or agents (which may include Lehman Brothers); or (iii) directly to one or more purchasers. The specific managing underwriter or underwriters or agent or agents with respect to the offer and sale of Securities are set forth on the cover of a Prospectus Supplement relating to such Securities and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. Only the underwriters or agents so named in a Prospectus Supplement are underwriters or agents, respectively, in connection with such Securities. The applicable Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting or agency compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which such Securities will be listed.

    Securities acquired by any underwriter will be acquired for its own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. To the extent, if any, that Securities to be purchased by Lehman Brothers, as underwriter, are not resold by it or are not resold at the public offering price set forth in an applicable Prospectus Supplement, the funds derived from such offering by the Company on a consolidated basis may be reduced.

    If so indicated in an applicable Prospectus Supplement, Holdings will authorize the underwriters named therein to solicit offers to certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in an applicable Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate proceeds to Holdings of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, educational charitable institutions and such other institutions as may be approved by Holdings. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) Holdings shall have sold to such underwriters all of such Securities less the amount of such securities covered by such arrangements. Underwriters named therein will not have any responsibility in respect of the validity of such arrangements or the performance of Holdings or such institutional investors thereunder.

    Each distributor of Bearer Securities will agree that it will not offer or sell during the restricted period, directly or indirectly, Bearer Securities in the United States or to United States persons (other than as discussed under "Description of Debt Securities--Limitations on Issuance of Bearer Securities") and in connection with the sale of Bearer Securities during the restricted period, will not deliver definitive Bearer Securities within the United States. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities."

    Each underwriter or agent will represent and agree that (i) it has not offered and sold and will not offer or sell, prior to the date six months after the date of issue in the case of the Debt Securities, any Securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offer of Securities Regulations 1995;
(ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

    The underwriters and agents named in an applicable Prospectus Supplement may be entitled under agreements entered into with Holdings to indemnification by Holdings against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters and agents may be required to make in respect thereof. The underwriters and agents may engage in transactions with, or perform services for, Holdings in the ordinary course of business.

    This Prospectus together with an applicable Prospectus Supplement may also be used by Lehman Brothers in connection with offers and sales of Securities related to market making transactions by and through Lehman Brothers at negotiated prices related to prevailing market prices at the time of sale. Lehman Brothers may act as principal or agent in such transactions. Lehman Brothers is not obligated to make a market in any Securities and may discontinue any market-making activities at any time without notice. No assurance can be given that there will be a secondary market for the Securities.

    The underwriting and agency arrangements for any offering of the Securities will comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm's participating in distributing its affiliate's securities.

                                 ERISA MATTERS

    Each of Holdings and Lehman Brothers may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code, with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code. ANY EMPLOYEE BENEFIT PLAN PROPOSING TO INVEST IN THE SECURITIES SHOULD CONSULT WITH ITS LEGAL COUNSEL.

                                 LEGAL OPINIONS

    Unless otherwise indicated in an applicable Prospectus Supplement relating to offered Securities, the validity of the Securities offered hereby will be passed upon for Holdings by Karen M. Muller, Esq., Deputy General Counsel of Holdings and for the underwriters or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett acts as counsel in various matters for Holdings, Lehman Brothers and certain of their subsidiaries.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements and schedules of the Company for the year ended November 30, 1996, the year ended November 30, 1995 and for the eleven months ended November 30, 1994, appearing in the Company's Annual Report on Form 10-K for the year ended November 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------

                                  $25,000,000

                         LEHMAN BROTHERS HOLDINGS INC.

           Prudential Research Universe Diversified Equity Notes(SM)
                                  PRUDENTS(SM)
                             Due December   , 2004

                             PRUDENTIAL SECURITIES
                                LEHMAN BROTHERS

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